EXHIBIT 2

                                                                     EXECUTED








                      AGREEMENT AND PLAN OF REORGANIZATION



                                      AMONG



                              FIRSTAR CORPORATION,



                         FIRSTAR CORPORATION OF ILLINOIS



                                       AND



                      FIRST COLONIAL BANKSHARES CORPORATION

                                TABLE OF CONTENTS
                                                                         Page
   ARTICLE I
   THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
        1.01.  The Merger  . . . . . . . . . . . . . . . . . . . . . . .    1
        1.02.  Effective Time of the Merger  . . . . . . . . . . . . . .    1
        1.03.  Closing   . . . . . . . . . . . . . . . . . . . . . . . .    2
        1.04.  Form of Transaction   . . . . . . . . . . . . . . . . . .    2

   ARTICLE II
   EFFECT OF THE MERGER ON CAPITAL STOCK . . . . . . . . . . . . . . . .    2
        2.01.  Effect on Capital Stock of First Colonial   . . . . . . .    2
        2.02.  Effect on Options to Purchase FCBC Class A Common Stock      3
        2.03.  Effect on Common Stock of Sub   . . . . . . . . . . . . .    4

   ARTICLE III
   REPRESENTATIONS AND WARRANTIES OF FIRST COLONIAL  . . . . . . . . . .    4
        3.01.  Organization, Standing and Power  . . . . . . . . . . . .    4
        3.02.  First Colonial Subsidiaries   . . . . . . . . . . . . . .    5
        3.03.  Capital Structure   . . . . . . . . . . . . . . . . . . .    5
        3.04.  Authority   . . . . . . . . . . . . . . . . . . . . . . .    8
        3.05.  First Colonial Financial Statements   . . . . . . . . . .    9
        3.06.  Reports   . . . . . . . . . . . . . . . . . . . . . . . .   10
        3.07.  Information Supplied  . . . . . . . . . . . . . . . . . .   10
        3.08.  Authorizations; Compliance with Applicable Laws   . . . .   11
        3.09.  Litigation and Claims   . . . . . . . . . . . . . . . . .   12
        3.10.  Taxes   . . . . . . . . . . . . . . . . . . . . . . . . .   13
        3.11.  Certain Agreements  . . . . . . . . . . . . . . . . . . .   14
        3.12.  Benefit Plans   . . . . . . . . . . . . . . . . . . . . .   15
        3.13.  Insurance   . . . . . . . . . . . . . . . . . . . . . . .   16
        3.14.  Conduct of First Colonial to Date   . . . . . . . . . . .   17
        3.15.  Material Adverse Change   . . . . . . . . . . . . . . . .   18
        3.16.  Properties, Leases and Other Agreements   . . . . . . . .   18
        3.17.  Opinion of Financial Advisor  . . . . . . . . . . . . . .   19
        3.18.  Vote Required   . . . . . . . . . . . . . . . . . . . . .   19
        3.19.  Accounting and Tax Matters  . . . . . . . . . . . . . . .   19
        3.20.  Dissenters' Rights  . . . . . . . . . . . . . . . . . . .   19
        3.21.  Affiliates  . . . . . . . . . . . . . . . . . . . . . . .   19
        3.22.  Regulatory Impediments  . . . . . . . . . . . . . . . . .   19
        3.23.  Full Disclosure   . . . . . . . . . . . . . . . . . . . .   19

   ARTICLE IV
   REPRESENTATIONS AND WARRANTIES OF FIRSTAR AND SUB . . . . . . . . . .   20
        4.01.  Organization, Standing and Power  . . . . . . . . . . . .   20
        4.02.  Firstar Subsidiaries  . . . . . . . . . . . . . . . . . .   20
        4.03.  Capital Structure   . . . . . . . . . . . . . . . . . . .   21
        4.04.  Authority   . . . . . . . . . . . . . . . . . . . . . . .   21
        4.05.  Firstar Financial Statements  . . . . . . . . . . . . . .   22
        4.06.  Reports   . . . . . . . . . . . . . . . . . . . . . . . .   23
        4.07.  Information Supplied  . . . . . . . . . . . . . . . . . .   23
        4.08.  Authorizations; Compliance with Applicable Laws   . . . .   23
        4.09.  Litigation and Claims   . . . . . . . . . . . . . . . . .   24
        4.10.  Taxes   . . . . . . . . . . . . . . . . . . . . . . . . .   25
        4.11.  Certain Agreements  . . . . . . . . . . . . . . . . . . .   25
        4.12.  Benefit Plans   . . . . . . . . . . . . . . . . . . . . .   25
        4.13.  Absence of Certain Changes or Events  . . . . . . . . . .   26
        4.14.  Properties, Leases and Other Agreements   . . . . . . . .   26
        4.15.  Accounting and Tax Matters  . . . . . . . . . . . . . . .   27
        4.16.  Material Adverse Change   . . . . . . . . . . . . . . . .   27
        4.17.  Full Disclosure   . . . . . . . . . . . . . . . . . . . .   27
        4.18.  Regulatory Impediments  . . . . . . . . . . . . . . . . .   27

   ARTICLE V
   COVENANTS OF FIRST COLONIAL . . . . . . . . . . . . . . . . . . . . .   28
        5.01.  Affirmative Covenants   . . . . . . . . . . . . . . . . .   28
        5.02.  Negative Covenants  . . . . . . . . . . . . . . . . . . .   29
        5.03.  Letter of First Colonial's Accountants  . . . . . . . . .   32
        5.04.  Access and Information  . . . . . . . . . . . . . . . . .   32
        5.05.  Update Disclosure; Breaches   . . . . . . . . . . . . . .   33
        5.06.  Affiliates; Accounting and Tax Treatment; Stock
               Repurchases   . . . . . . . . . . . . . . . . . . . . . .   33
        5.07.  Dissent Process   . . . . . . . . . . . . . . . . . . . .   34
        5.08.  Expenses  . . . . . . . . . . . . . . . . . . . . . . . .   34
        5.09.  Delivery of Stockholder List  . . . . . . . . . . . . . .   35
        5.10.  Audited Financial Statements  . . . . . . . . . . . . . .   35
        5.11.  Bank-Level Transactions   . . . . . . . . . . . . . . . .   35
        5.12.  Sale of Certain Assets  . . . . . . . . . . . . . . . . .   35
        5.13.  Allowance for Loan Losses   . . . . . . . . . . . . . . .   35
        5.14.  Stockholder Meeting   . . . . . . . . . . . . . . . . . .   35
        5.15.  Certain Agreements  . . . . . . . . . . . . . . . . . . .   36
        5.16.  Environmental Matters   . . . . . . . . . . . . . . . . .   36

   ARTICLE VI
   COVENANTS OF FIRSTAR AND SUB  . . . . . . . . . . . . . . . . . . . .   38
        6.01.  Affirmative Covenants   . . . . . . . . . . . . . . . . .   38
        6.02.  Negative Covenants  . . . . . . . . . . . . . . . . . . .   38
        6.03.  Rights Plan   . . . . . . . . . . . . . . . . . . . . . .   38
        6.04.  Access and Information  . . . . . . . . . . . . . . . . .   39
        6.05.  Breaches  . . . . . . . . . . . . . . . . . . . . . . . .   39
        6.06.  Stock Exchange Listing  . . . . . . . . . . . . . . . . .   39
        6.07.  Firstar Board   . . . . . . . . . . . . . . . . . . . . .   39
        6.08.  Indemnification   . . . . . . . . . . . . . . . . . . . .   39
        6.09.  Accounting and Tax Treatment  . . . . . . . . . . . . . .   41
        6.10.  Regulatory Filings  . . . . . . . . . . . . . . . . . . .   41
        6.11.  Employee Benefits   . . . . . . . . . . . . . . . . . . .   41
        6.12.  Form S-8 Registration Statement for Firstar Stock
               Options   . . . . . . . . . . . . . . . . . . . . . . . .   41
        6.13.  Post-Merger Financial Statements  . . . . . . . . . . . .   41

   ARTICLE VII
   ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . .   42
        7.01.  Preparation of S-4 and the Proxy Statement  . . . . . . .   42
        7.02.  Legal Conditions to Merger  . . . . . . . . . . . . . . .   42
        7.03.  Reports   . . . . . . . . . . . . . . . . . . . . . . . .   43
        7.04.  Brokers or Finders  . . . . . . . . . . . . . . . . . . .   43
        7.05.  Additional Agreements; Reasonable Efforts   . . . . . . .   43

   ARTICLE VIII
   CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . . . . . . . . .   44
        8.01.  Conditions to Each Party's Obligation to Effect the
               Merger  . . . . . . . . . . . . . . . . . . . . . . . . .   44
        8.02.  Conditions of Obligations of Firstar and Sub  . . . . . .   44
        8.03.  Conditions of Obligations of First Colonial   . . . . . .   47

   ARTICLE IX
   INDUCEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
        9.01.  Inducement  . . . . . . . . . . . . . . . . . . . . . . .   50

   ARTICLE X
   TERMINATION AND AMENDMENT . . . . . . . . . . . . . . . . . . . . . .   52
        10.01. Termination   . . . . . . . . . . . . . . . . . . . . . .   52
        10.02. Environmental Conditions Termination  . . . . . . . . . .   54
        10.03. Effect of Termination   . . . . . . . . . . . . . . . . .   55
        10.04. Amendment   . . . . . . . . . . . . . . . . . . . . . . .   55
        10.05. Extension; Waiver   . . . . . . . . . . . . . . . . . . .   55

   ARTICLE XI
   GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . .   55
        11.01. Nonsurvival of Representations, Warranties and
               Agreements  . . . . . . . . . . . . . . . . . . . . . . .   55
        11.02. Notices   . . . . . . . . . . . . . . . . . . . . . . . .   55
        11.03. Interpretation  . . . . . . . . . . . . . . . . . . . . .   56
        11.04. Counterparts  . . . . . . . . . . . . . . . . . . . . . .   57
        11.05. Entire Agreement; No Third Party Beneficiaries; Rights
               of Ownership  . . . . . . . . . . . . . . . . . . . . . .   57
        11.06. Governing Law   . . . . . . . . . . . . . . . . . . . . .   57
        11.07. Publicity   . . . . . . . . . . . . . . . . . . . . . . .   57
        11.08. Assignment  . . . . . . . . . . . . . . . . . . . . . . .   57
        11.09. Knowledge of the Parties  . . . . . . . . . . . . . . . .   57

   EXHIBIT A           Plan of Merger*
   EXHIBIT 2.01(b)     Firstar Preferred Stock*
   EXHIBIT 5.06        Affiliate Letter*
   EXHIBIT 5.15        Assignment and Assumption Agreement*
   EXHIBIT 10.01       Index Group




   ___________________

   * Pursuant to Item 601(b)(2) of Regulation S-K, this exhibit is not filed herewith. Firstar Corporation agrees to furnish supplementally a copy of any such omitted exhibit to the Commission upon request.

                             INDEX OF DEFINED TERMS

                                                             Section

   Agreement . . . . . . . . . . . . . . . . . . . . . . .    Page 1
   Affiliate . . . . . . . . . . . . . . . . . . . . . . .    9.01(c)
   Articles of Merger  . . . . . . . . . . . . . . . . . .    1.02
   Benefit Plans . . . . . . . . . . . . . . . . . . . . .    3.12(a)
   BHC Act . . . . . . . . . . . . . . . . . . . . . . . .    3.01
   CERCLA  . . . . . . . . . . . . . . . . . . . . . . . .    3.08(b)
   Certificate of Merger . . . . . . . . . . . . . . . . .    1.02
   Closing   . . . . . . . . . . . . . . . . . . . . . . .    1.03
   Closing Date  . . . . . . . . . . . . . . . . . . . . .    1.03
   Code  . . . . . . . . . . . . . . . . . . . . . . . . .    3.12(a)
   Competing Proposal  . . . . . . . . . . . . . . . . . .    5.15
   Competing Transaction . . . . . . . . . . . . . . . . .    5.02(f)
   Comptroller . . . . . . . . . . . . . . . . . . . . . .    3.06
   DGCL  . . . . . . . . . . . . . . . . . . . . . . . . .    1.01
   Disclosure Letter . . . . . . . . . . . . . . . . . . .    4.02
   Effective Time  . . . . . . . . . . . . . . . . . . . .    1.02
   Environmental Laws  . . . . . . . . . . . . . . . . . .    3.08(b)
   ERISA . . . . . . . . . . . . . . . . . . . . . . . . .    3.12(a)
   Exchange Act  . . . . . . . . . . . . . . . . . . . . .    3.04
   Exchange Ratio  . . . . . . . . . . . . . . . . . . . .    2.01(a)
   Expenses  . . . . . . . . . . . . . . . . . . . . . . .    5.08(b)
   Fairness Opinion  . . . . . . . . . . . . . . . . . . .    3.17
   FCBC 1981 Stock Plan  . . . . . . . . . . . . . . . . .    3.03(b)
   FCBC 1988 Stock Plan  . . . . . . . . . . . . . . . . .    3.03(b)
   FCBC Balance Sheet  . . . . . . . . . . . . . . . . . .    3.05(b)
   FCBC Benefit Plans  . . . . . . . . . . . . . . . . . .    3.12(a)
   FCBC Certificate  . . . . . . . . . . . . . . . . . . .    3.01
   FCBC Class A Common Stock . . . . . . . . . . . . . . .    2.01
   FCBC Class B Common Stock . . . . . . . . . . . . . . .    2.01
   FCBC Common Stock . . . . . . . . . . . . . . . . . . .    2.01
   FCBC Deposit Agreement  . . . . . . . . . . . . . . . .    3.03(d)
   FCBC Disclosure Letter  . . . . . . . . . . . . . . . .    3.02
   FCBC Environmental Permits  . . . . . . . . . . . . . .    3.08(b)
   FCBC Financial Statements . . . . . . . . . . . . . . .    3.05(a)
   FCBC Interested Property  . . . . . . . . . . . . . . .    3.08(b)
   FCBC Material Adverse Effect  . . . . . . . . . . . . .    3.01
   FCBC Permits  . . . . . . . . . . . . . . . . . . . . .    3.08
   FCBC Preference Stock . . . . . . . . . . . . . . . . .    3.03(a)
   FCBC Preferred  . . . . . . . . . . . . . . . . . . . .    3.03(a)
   FCBC Property . . . . . . . . . . . . . . . . . . . . .    3.08(b)
   FCBC Receipts . . . . . . . . . . . . . . . . . . . . .    2.01
   FCBC Reports  . . . . . . . . . . . . . . . . . . . . .    3.06
   FCBC Series C Preference Stock  . . . . . . . . . . . .    2.01
   FCBC Stock Options  . . . . . . . . . . . . . . . . . .    2.02
   FCBC Subsidiary . . . . . . . . . . . . . . . . . . . .    3.02
   FDIC  . . . . . . . . . . . . . . . . . . . . . . . . .    3.02
   Federal Reserve Board . . . . . . . . . . . . . . . . .    1.03
   Final Index Price . . . . . . . . . . . . . . . . . . .    10.01(b)(iv)
   Final Price . . . . . . . . . . . . . . . . . . . . . .    10.01(b)(iii)
   First Colonial  . . . . . . . . . . . . . . . . . . . .    Page 1
   Firstar . . . . . . . . . . . . . . . . . . . . . . . .    Page 1
   Firstar Average Price . . . . . . . . . . . . . . . . .  10.01(a)(vi)(1)
   Firstar Benefit Plans . . . . . . . . . . . . . . . . .    4.11
   Firstar Common Stock  . . . . . . . . . . . . . . . . .    2.01(a)
   Firstar Disclosure Letter . . . . . . . . . . . . . . .    4.02
   Firstar Financial Statements  . . . . . . . . . . . . .    4.05
   Firstar Material Adverse Effect . . . . . . . . . . . .    4.01
   Firstar Permits . . . . . . . . . . . . . . . . . . . .    4.08
   Firstar Preferred Stock . . . . . . . . . . . . . . . .    2.01(b)
   Firstar Property  . . . . . . . . . . . . . . . . . . .    4.08(b)
   Firstar Receipts  . . . . . . . . . . . . . . . . . . .    3.20
   Firstar Reports . . . . . . . . . . . . . . . . . . . .    4.06
   Firstar Stock Option  . . . . . . . . . . . . . . . . .    2.02
   Firstar Subsidiary  . . . . . . . . . . . . . . . . . .    4.02
   Governmental Entity . . . . . . . . . . . . . . . . . .    3.04
   IBCA  . . . . . . . . . . . . . . . . . . . . . . . . .    1.01
   Illinois Commissioner . . . . . . . . . . . . . . . . .    1.03
   Illinois Office . . . . . . . . . . . . . . . . . . . .    3.06
   Indemnified Liabilities . . . . . . . . . . . . . . . .    6.08(a)
   Indemnified Parties . . . . . . . . . . . . . . . . . .    6.08(a)
   Index Group . . . . . . . . . . . . . . . . . . . . . .    10.01(b)(i)
   Initial Index Price . . . . . . . . . . . . . . . . . .    10.01(b)(ii)
   Injunction  . . . . . . . . . . . . . . . . . . . . . .    8.01(d)
   Latest Statement Date . . . . . . . . . . . . . . . . .    3.05(a)
   Laws  . . . . . . . . . . . . . . . . . . . . . . . . .    3.08
   Mandatory Stock Purchase Agreements . . . . . . . . . .    3.03(c)
   Mary Stock Plan . . . . . . . . . . . . . . . . . . . .    3.03(b)
   Merger  . . . . . . . . . . . . . . . . . . . . . . . .    Page 1
   NYSE  . . . . . . . . . . . . . . . . . . . . . . . . .    6.06
   Person  . . . . . . . . . . . . . . . . . . . . . . . .    9.01(c)
   Plan of Merger  . . . . . . . . . . . . . . . . . . . .    Page 1
   Proceeding  . . . . . . . . . . . . . . . . . . . . . .    3.09
   Proxy Statement . . . . . . . . . . . . . . . . . . . .    3.07
   Representatives . . . . . . . . . . . . . . . . . . . .    5.03(f)
   Right . . . . . . . . . . . . . . . . . . . . . . . . .    2.01(a)
   Rights Agreement  . . . . . . . . . . . . . . . . . . .    2.01(a)
   Securities Act  . . . . . . . . . . . . . . . . . . . .    3.04
   Sub . . . . . . . . . . . . . . . . . . . . . . . . . .    Page 1
   Subordinated Notes  . . . . . . . . . . . . . . . . . .    3.03(c)
   Subsidiary  . . . . . . . . . . . . . . . . . . . . . .    3.01
   Ten-Day Calculation Period  . . . . . . . . . . . . . .    10.01(b)(v)
   Toxic Substances  . . . . . . . . . . . . . . . . . . .    3.08(b)
   Transaction Proposal  . . . . . . . . . . . . . . . . .    9.01(c)
   Trigger Event . . . . . . . . . . . . . . . . . . . . .    9.01(b)
   Violation . . . . . . . . . . . . . . . . . . . . . . .    3.04
   Voting Agreement  . . . . . . . . . . . . . . . . . . .    3.21
   Voting Debt . . . . . . . . . . . . . . . . . . . . . .    3.03(e)
   WBCL  . . . . . . . . . . . . . . . . . . . . . . . . .    4.02
   William Stock Plan  . . . . . . . . . . . . . . . . . .    3.03(b)

                      AGREEMENT AND PLAN OF REORGANIZATION

             AGREEMENT AND PLAN OF REORGANIZATION, dated as of July 31, 1994 ("Agreement"), among FIRSTAR CORPORATION, a Wisconsin corporation ("Firstar"), FIRSTAR CORPORATION OF ILLINOIS, an Illinois corporation and a wholly-owned subsidiary of Firstar ("Sub"), and FIRST COLONIAL BANKSHARES CORPORATION, a Delaware corporation ("First Colonial").

             WHEREAS, the respective Boards of Directors of Firstar, Sub and First Colonial have approved the merger of First Colonial with and into Sub (the "Merger") in accordance with the terms and conditions hereof and of the Plan of Merger in the form attached hereto as Exhibit A executed concurrently herewith between Sub and First Colonial, and joined in by Firstar for certain limited purposes (the "Plan of Merger");

             WHEREAS, the respective Boards of Directors of Firstar, Sub and First Colonial believe that such proposed Merger, the exchange of shares of Firstar Common Stock (as defined in Section 2.01(a) hereof) for shares of FCBC Common Stock (as defined in Section 2.01 hereof) and the exchange of shares of Firstar Preferred Stock (as defined in Section 2.01(a) hereof) for shares of FCBC Series C Preference Stock (as defined in
   Section 2.01 hereof), pursuant and subject to the terms of this Agreement and the Plan of Merger (the "Merger Agreements"), is desirable and in the best short-term and long-term interests of their respective corporations and stockholders; and

             WHEREAS, Firstar, Sub and First Colonial desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

             NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                    ARTICLE I
                                   THE MERGER

             1.01. The Merger. Subject to the terms and conditions of this Agreement, Firstar, Sub and First Colonial agree to effect the Merger of First Colonial with and into Sub in accordance with the Illinois Business Corporation Act (the "IBCA") and the Delaware General Corporation Law (the "DGCL").

             1.02. Effective Time of the Merger. Subject to the provisions of the Merger Agreements, (a) articles of merger (the "Articles of Merger") shall be duly prepared and executed by Sub and First Colonial and thereafter delivered to the Secretary of State of the State of Illinois for filing, as provided in the IBCA, on the Closing Date (as defined in Section 1.03) and (b) a certificate of merger (the "Certificate of Merger") shall be duly prepared and executed by Sub and First Colonial and thereafter delivered to the Secretary of State of the State of Delaware for filing, as provided in the DGCL, on the Closing Date. The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Illinois and the Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time").

             1.03. Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the fifth business day after the later to occur of (i) approval of the Merger by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and the expiration of any waiting period imposed by law, (ii) approval of the Merger by the Illinois Commissioner of Banks and Trust Companies (the "Illinois Commissioner") and the expiration of any waiting period imposed by law and
   (iii) the date on which the stockholders meeting of First Colonial called to approve the Merger is held (the "Closing Date"), at the offices of Firstar, unless another date or place is agreed to in writing by the parties hereto. Notwithstanding the foregoing, if the Closing does not take place on the date referred to in the preceding sentence because any condition to the obligations of Firstar and Sub, on the one hand, or First Colonial, on the other hand, under this Agreement is not met on that date, the other party may postpone the Closing from time to time to any designated subsequent business day not more than ten business days after the original or postponed date on which the Closing was to occur by delivering notice of such postponement on the date the Closing was to occur.

             1.04. Form of Transaction. Firstar at its reasonable discretion may restructure the transactions described herein in any format sufficient to have the effects of the Merger on FCBC Common Stock and FCBC Series C Preferred Stock provided that there is no effect upon the consideration to be delivered pursuant to Section 2.01, change in the tax treatment to the recipients of Firstar Common Stock and Firstar Preferred Stock to be delivered in the Merger, the holders of options to purchase shares of First Colonial or any other holder of a security of First Colonial, or change in the accounting treatment of the transactions contemplated hereby as a pooling-of-interests. At the request of Firstar, the parties each will take or perform any necessary or advisable steps to restructure the transaction.

                                   ARTICLE II
                      EFFECT OF THE MERGER ON CAPITAL STOCK

             2.01. Effect on Capital Stock of First Colonial. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of First Colonial's Class A Common Stock, $1.25 par value ("FCBC Class A Common Stock"), First Colonial's Class B Common Stock, $1.25 par value ("FCBC Class B Common Stock" and, collectively with the FCBC Class A Common Stock, the "FCBC Common Stock"), or First Colonial's Series C Convertible Preference Stock, no par value ("FCBC Series C Preference Stock"), or holders of depositary receipts evidencing depositary shares representing an interest in the FCBC Series C Preference Stock ("FCBC Receipts"), but subject to the provisions of
   Section 262 of the DGCL with respect to the rights of dissenting stockholders of First Colonial:

             (a) Conversion of FCBC Common Stock. Each then issued and outstanding share of FCBC Common Stock shall be converted into the right to receive 0.7725 fully paid and nonassessable shares of common stock, $1.25 par value, of Firstar ("Firstar Common Stock") (the "Exchange Ratio"), including with each such share one-half of one Firstar Preferred Share Purchase Right ("Right") issued pursuant to the Rights Agreement dated as of January 20, 1989, between Firstar and Firstar Trust Company, as Rights Agent (the "Rights Agreement"). Prior to the Distribution Date (as defined in the Rights Agreement), all references in this Agreement to the Firstar Common Stock to be received pursuant to the Merger shall be deemed to include the Rights.

             (b) Conversion of FCBC Series C Preference Stock. Each then issued and outstanding share of FCBC Series C Preference Stock shall be converted into the right to receive one fully paid and nonassessable share of Series D Convertible Preferred Stock, no par value, of Firstar ("Firstar Preferred Stock") which Firstar Preferred Stock shall have terms substantially as set forth on Exhibit 2.01(b) hereto.

             (c) Stock Held by First Colonial. Each then issued and outstanding share of FCBC Common Stock or FCBC Series C Preference Stock owned by First Colonial, any direct or indirect subsidiary of First Colonial (other than shares held in a fiduciary capacity), Firstar or any direct or indirect subsidiary of Firstar (other than shares held in a fiduciary capacity), and each share of FCBC Common Stock or FCBC Series C Preference Stock issued and held in First Colonial's treasury will be cancelled and retired.

             (d) Cancellation of Shares. All shares of FCBC Common Stock and FCBC Series C Preference Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Firstar Common Stock or Firstar Preferred Stock, as the case may be, to be issued in consideration therefor upon the surrender of such certificate in accordance with the Plan of Merger, without interest.

             (e) Adjustment. If prior to the Effective Time Firstar shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine its shares of Firstar Common Stock or declare a dividend or make a distribution on Firstar Common Stock of any security convertible into Firstar Common Stock, appropriate adjustment or adjustments will be made in the conversion rate set forth in subsection
   (a) and Section 2.02.

             2.02. Effect on Options to Purchase FCBC Class A Common Stock. Each FCBC Stock Option (as defined in Section 3.03(b)) which is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, become and represent an option to purchase the number of shares of Firstar Common Stock (a "Firstar Stock Option") (decreased to the nearest full share) determined by multiplying (a) the number of shares of FCBC Class A Common Stock subject to the FCBC Stock Option immediately prior to the Effective Time by (b) the Exchange Ratio, at an exercise price per share of Firstar Common Stock (rounded up to the nearest whole cent) equal to the exercise price per share of FCBC Class A Common Stock under the FCBC Stock Option immediately prior to the Effective Time divided by the Exchange Ratio. Firstar shall pay cash to holders of FCBC Stock Options in lieu of issuing fractional shares of Firstar Common Stock upon exercise of a Firstar Stock Option. After the Effective Time, and except as provided in this Section 2.02, each Firstar Stock Option shall be exercisable on the same terms and conditions as were applicable under the FCBC Stock Option as of the Effective Time, giving effect to the acceleration of the exercisability of such FCBC Stock Option as a result of the Merger.

             2.03. Effect on Common Stock of Sub. At the Effective Time, the shares of Sub Common Stock validly issued and outstanding immediately prior to the Effective Time will continue to evidence 400 shares of common stock, $2.50 par value, of the Surviving Corporation so that all shares of capital stock of the Surviving Corporation will continue to be owned by Firstar. The outstanding certificate(s) representing shares of Sub Common Stock will, after the Effective Time, continue to represent the same number of shares of the Surviving Corporation.

                                   ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF FIRST COLONIAL

             First Colonial represents and warrants to Firstar and Sub as follows:

             3.01. Organization, Standing and Power. First Colonial is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power or authority would not have a material adverse effect on the business, operations or financial condition of First Colonial and its Subsidiaries (as hereinafter defined) taken as a whole (a "FCBC Material Adverse Effect"). First Colonial is qualified to do business and is in good standing in each other state or foreign jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where the failure to be so qualified would have a FCBC Material Adverse Effect. First Colonial is registered as a bank holding company with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). First Colonial has delivered to Firstar true, accurate and complete copies of the currently effective certificate of incorporation (the "FCBC Certificate") and by-laws of First Colonial, including all amendments thereto. As used in this Agreement, the word "Subsidiary" means any corporation or other organization, whether incorporated or unincorporated (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interest of which held by such party or any Subsidiary of such party does not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

             3.02. First Colonial Subsidiaries. Except as set forth in the FCBC Disclosure Letter (which is a letter of even date herewith delivered by First Colonial to Firstar and Sub, the receipt thereof having been acknowledged by Firstar and Sub executing a copy thereof, that identifies, as to each matter disclosed therein, the section of this Agreement to which the matter relates), First Colonial beneficially owns, directly or indirectly, all of the shares of the outstanding capital stock of each of the Subsidiaries listed on such letter (herein called collectively the "FCBC Subsidiaries" or individually a "FCBC Subsidiary"), which constitute First Colonial's sole Subsidiaries. No equity securities of any of the FCBC Subsidiaries are or may become required to be issued by reason of any option, warrants, calls, rights or agreements of any character whatsoever; there are outstanding no securities or rights convertible into or exchangeable for shares of any capital stock of any FCBC Subsidiary; and there are no other contracts, commitments, understandings or arrangements by which any FCBC Subsidiary is bound to issue additional shares of its capital stock or options, warrants, calls, rights or agreements to purchase or acquire any additional shares of its capital stock. Except as provided for under any applicable banking statute, all of the shares of capital stock of each of the FCBC Subsidiaries owned by First Colonial are fully paid and nonassessable and are owned by it free and clear of any claim, lien, encumbrance or agreement with respect thereto. Each FCBC Subsidiary is a banking association or a corporation, in each case duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has the corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Each FCBC Subsidiary that is a national bank is a member of the Federal Reserve System. Each FCBC Subsidiary that is a banking institution is identified as such on the FCBC Disclosure Letter. The deposits of each FCBC Subsidiary that is a banking institution and accepts deposits are insured by the Federal Deposit Insurance Corporation ("FDIC") to the extent provided by law. First Colonial has delivered to Firstar true, accurate and complete copies of the currently effective charter, certificate or articles of incorporation and by-laws of the FCBC Subsidiaries, including all amendments thereto. Except as set forth in the FCBC Disclosure Letter and except for securities held in its capacity as fiduciary, First Colonial does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization. There are no obligations, contingent or otherwise, of First Colonial or any FCBC Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of any FCBC Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any FCBC Subsidiary or any other entity, other than pursuant to commercial loan arrangements and similar obligations arising in the ordinary course of the business of the FCBC Subsidiaries.

             3.03. Capital Structure. (a) As of the date hereof, the authorized capital stock of First Colonial consists of 20,000,000 shares of FCBC Class A Common Stock; 3,000,000 shares of FCBC Class B Common Stock; 100,000 shares of preferred stock, $57 par value ("FCBC Preferred"); and 200,000 shares of preference stock, no par value ("FCBC Preference Stock").

             (b) As of the date hereof, (i) 8,400,829 shares of FCBC Class A Common Stock are issued and outstanding, (ii) no shares of FCBC Class A Common Stock are reserved for issuance pursuant to First Colonial's 1981 Incentive Stock Option Plan (the "FCBC 1981 Stock Plan"), and options to purchase no shares of FCBC Class A Common Stock are outstanding under the FCBC 1981 Stock Plan, (iii) 2,019,394 shares of FCBC Class A Common Stock are reserved for issuance pursuant to First Colonial's 1988 Stock Option Plan, as amended (the "FCBC 1988 Stock Plan"), and options to purchase 1,444,754 shares of FCBC Class A Common Stock are outstanding under the FCBC 1988 Stock Plan, (iv) 22,293 shares of FCBC Class A Common Stock are reserved for issuance pursuant to the Hi-Bancorp., Inc. Employees' Combined Incentive and Non-Statutory Stock Option and Stock Appreciation Rights Plan (the "William Stock Option Plan"), and options to purchase 22,293 shares of FCBC Class A Common Stock are outstanding under the William Stock Plan, (v) 7,458 shares of FCBC Class A Common Stock are reserved for issuance pursuant to the GNP Bancorp, Inc. Employees' Combined Incentive and Non-Statutory Stock Option and Stock Appreciation Rights Plan (the "Mary Stock Option Plan"), and options to purchase 7,458 shares of FCBC Class A Common Stock are outstanding under the Mary Stock Plan (such stock options under such Stock Plans collectively "FCBC Stock Options"), (vi) 1,102,777 shares of FCBC Class A Common Stock are reserved for issuance upon conversion of outstanding shares of FCBC Series C Preferred Stock, (vii) 1,894,687 shares of FCBC Class A Common Stock are reserved for issuance upon conversion of outstanding shares of FCBC Class B Common Stock, and (viii) 475,798 shares of FCBC Class A Common Stock are held in treasury. As of the date hereof, pursuant to the FCBC Certificate, the price at which shares of FCBC Class A Common Stock are deliverable upon conversion of FCBC Series C Preference Stock is $18.00 per share of FCBC Class A Common Stock, and each share of FCBC Series C Preference Stock is convertible into 27.780 shares of FCBC Class A Common Stock. There is no adjustment in the conversion price for the FCBC Series C Preference Stock that was not required to be made by virtue of Section 1.3(c)(viii) of the certificate of designations, preferences and rights of the FCBC Series C Preference Stock, but which is required to be carried forward and taken into account in any subsequent adjustment. The Merger will have the effect on FCBC Stock Options described in Section 2.02.

             (c) As of the date hereof, (i) 1,568,600 shares of FCBC Class B Common Stock are issued and outstanding, (ii) 326,087 shares of FCBC Class B Common Stock are reserved for issuance pursuant to Mandatory Stock Purchase Agreements dated as of October 17, 1984 between First Colonial and each of the obligors identified in the FCBC Disclosure Letter (the "Mandatory Stock Purchase Agreements") which were entered into in tandem with the issuance of First Colonial's outstanding 14% Subordinated Capital Notes due October 17, 1996 payable to the obligors identified in the FCBC Disclosure Letter (the "Subordinated Notes"), and (iii) 281,250 shares of Class B Common Stock are held in treasury. As of the date hereof, Subordinated Notes in the aggregate principal amount of $1,500,000 are issued and outstanding, and obligors under the related Mandatory Stock Purchase Agreements have agreed to purchase shares of FCBC Class B Common Stock at a variable price that will be $4.60 per share so long as the market price of the FCBC Class A Common Stock exceeds $4.60 per share. First Colonial has delivered to Firstar correct and complete copies of the form(s) of the outstanding Mandatory Stock Purchase Agreements and Subordinated Notes. Upon execution of the agreements contemplated by
   Section 5.15, each such agreement will constitute a valid and binding obligation of the parties thereto other than Firstar, enforceable in accordance with its terms.

             (d) As of the date hereof, no shares of FCBC Preferred are issued and outstanding or reserved for issuance, 39,700 shares of FCBC Series C Preference Stock are issued and outstanding, all of which have been deposited under a Deposit Agreement, dated as of April 24, 1992 among First Colonial, First Chicago Trust of New York, as depositary, and all holders from time to time of FCBC Receipts issued thereunder (the "FCBC Deposit Agreement"), and no other shares of FCBC Preference Stock are issued and outstanding or reserved for issuance. As of the date hereof, 794,000 FCBC Receipts issued and outstanding under the FCBC Deposit Agreement represent 794,000 issued and outstanding depositary shares, each of which represents an interest in one-twentieth of a share of FCBC Series C Preference Stock.

             (e) As of the date hereof, other than in connection with the Subordinated Notes, neither First Colonial nor any Subsidiary of First Colonial has issued and outstanding bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders may vote ("Voting Debt"). All outstanding shares of First Colonial capital stock are validly issued, fully paid and nonassessable and not subject to or issued in violation of any preemptive rights. As of the date of this Agreement, except pursuant to this Agreement, the FCBC 1981 Stock Plan, the FCBC 1988 Stock Plan, the William Stock Plan, the Mary Stock Plan, the FCBC Series C Preference Stock and the Mandatory Stock Purchase Agreements, there are no options, warrants, calls, rights, or agreements of any character whatsoever to which First Colonial or any Subsidiary of First Colonial is a party or by which it is bound obligating First Colonial or any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt of First Colonial or of any Subsidiary of First Colonial or obligating First Colonial or any Subsidiary of First Colonial to grant, extend or enter into any such option, warrant, call, right or agreement. Immediately after the Effective Time, there will be no option, warrant, call, right or agreement obligating First Colonial or any Subsidiary of First Colonial to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or any Voting Debt of First Colonial or any Subsidiary of First Colonial, or obligating First Colonial or any Subsidiary of First Colonial to grant, extend or enter into any such option, warrant, call, right or agreement.

             (f) On September 30, 1993, First Colonial voluntarily redeemed 68,907 shares of First Colonial's Series A preferred stock, $57 par value, which constituted all of the issued and outstanding shares of FCBC Preferred, at a price of $62.00 per share in accordance with the FCBC Certificate. On March 7, 1994, 7,500 shares of First Colonial's Series B preference stock, no par value, constituting all of the issued and outstanding shares of such series of FCBC Preference Stock, were converted into 75,000 shares of FCBC Class A Common Stock in accordance with the FCBC Certificate. Except in accordance with such redemption of FCBC Preferred Stock and such conversion of FCBC Preference Stock and as set forth in the FCBC Disclosure Letter, First Colonial has not purchased, redeemed, canceled or otherwise acquired any of its capital stock during the two years preceding the date hereof. Except as set forth in the FCBC Certificate, there are no obligations, contingent or otherwise, of First Colonial or any FCBC Subsidiary to repurchase, redeem or otherwise acquire any shares of FCBC Common Stock or FCBC Series C Preference Stock.

             3.04. Authority. First Colonial has all requisite corporate power and authority to enter into this Agreement, the Plan of Merger and the agreements contemplated by Section 5.15 and to consummate the transactions contemplated hereby and thereby, subject only to approval of this Agreement and the Plan of Merger by the stockholders of First Colonial. The execution and delivery of this Agreement, the Plan of Merger and the agreements contemplated by Section 5.15 and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of First Colonial, subject to such approval of this Agreement and the Plan of Merger by the stockholders of First Colonial. The execution and delivery of this Agreement, the Plan of Merger and the agreements contemplated by
   Section 5.15 and the consummation of the transactions contemplated hereby and thereby received unanimous approval at a meeting of the Board of Directors of First Colonial duly called and held on July 31, 1994. Such approval by the Board of Directors of First Colonial is all action necessary to insure that the restrictions set forth in Section 203 of the DGCL do not or will not apply to the transactions contemplated herein. This Agreement and the Plan of Merger have been, and when executed and delivered by First Colonial the agreements contemplated by Section 5.15 will be, duly executed and delivered by First Colonial, and upon such execution and delivery each constitutes a valid and binding obligation of First Colonial enforceable in accordance with its terms. The execution and delivery of this Agreement, the Plan of Merger and the agreements contemplated by Section 5.15 do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration loss or creation, a "Violation"), pursuant to any provision of (a) the FCBC Certificate, the by-laws of First Colonial or the charter, certificate or articles of incorporation or by-laws of any FCBC Subsidiary or (b) except (i) as set forth in the FCBC Disclosure Letter or (ii) as contemplated by the next sentence hereof, any loan or credit agreement, note, mortgage, indenture, lease, FCBC Benefit Plan (as defined in Section 3.12) or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to First Colonial or any Subsidiary of First Colonial or their respective properties or assets which Violation pursuant to this clause (b) would have a FCBC Material Adverse Effect. Other than in connection or in compliance with the provisions of the DGCL or the IBCA, the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), the securities or "blue sky" laws of the various states, and consents, authorizations, approvals, notices or exemptions required under the BHC Act and from the Illinois Commissioner, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by or with respect to First Colonial or any of the FCBC Subsidiaries in connection with the execution and delivery of this Agreement and the Plan of Merger by First Colonial or the consummation by First Colonial of the transactions contemplated hereby and thereby, the failure to obtain which would have a FCBC Material Adverse Effect.

             3.05. First Colonial Financial Statements. (a) The consolidated balance sheets of First Colonial as of December 31, 1993 and 1992 and the related consolidated statements of income, consolidated statements of cash flows and consolidated statements of changes in stockholders' equity for the three years in the period ended December 31, 1993 (the "Latest Statement Date"), accompanied by the unqualified opinion of KPMG Peat Marwick, copies of which have been furnished by First Colonial to Firstar; like financial information included in Forms 10-Q filed with the SEC subsequent to the Latest Statement Date; and the unaudited consolidated balance sheet of First Colonial as of June 30, 1994 and the related consolidated statement of income for the six months then ended, in the form prepared for First Colonial's internal use, copies of which have been furnished by First Colonial to Firstar (collectively, the "FCBC Financial Statements"), have been prepared in accordance with generally accepted accounting principles and practices as utilized in the FCBC Financial Statements applied on a consistent basis, and present fairly the consolidated financial condition of First Colonial at the dates, and the consolidated results of operations, changes in stockholders' equity and cash flows for the periods, stated therein. In the case of interim fiscal periods, all adjustments, consisting only of normal recurring items, which management of First Colonial believes necessary for a fair presentation of such financial information, have been made, subject to year-end audit adjustments, none of which will have a material adverse effect on the consolidated financial position or results of operations of First Colonial.

             (b) Except as and to the extent set forth on the consolidated balance sheet of First Colonial and its Subsidiaries as of December 31, 1993, including all notes thereto (the "FCBC Balance Sheet"), neither First Colonial nor any Subsidiary of First Colonial has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with generally accepted accounting principles, except (i) for liabilities or obligations incurred in the ordinary course of business since the Latest Statement Date that would not, in the aggregate, have a FCBC Material Adverse Effect or (ii) as otherwise reflected in the FCBC Reports filed prior to the date of this Agreement. Except as disclosed in the FCBC Disclosure Letter, neither First Colonial nor any Subsidiary of First Colonial has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that are not required to be reflected on a balance sheet, or in the notes thereto, except for liabilities or obligations that do not, in the aggregate, have a FCBC Material Adverse Effect.

             (c) Without limitation to the foregoing, First Colonial's consolidated allowance for loan losses included in the FCBC Financial Statements as of June 30, 1994 was $13,295,759, representing 1.24% of total consolidated loans reflected on such statements. The allowance for possible loan losses shown on First Colonial's consolidated balance sheet as of June 30, 1994 is adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on loans outstanding as of the date of such statement, and First Colonial has no reason to believe that the loan portfolios of the First Colonial Subsidiaries at such date will incur losses in excess of such reserves.

             3.06. Reports. Since January 1, 1991, First Colonial and the FCBC Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with (i) the SEC, including but not limited to Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements, (ii) the Federal Reserve Board, (iii) the United States Comptroller of the Currency (the "Comptroller"), (iv) the FDIC, (v) the Office of the Illinois Commissioner of Banks and Trust Companies (the "Illinois Office") and (vi) any other applicable federal or state securities or banking authorities (all such reports and statements are collectively referred to herein as the "FCBC Reports"). As of their respective dates, the FCBC Reports that have been filed complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

             3.07. Information Supplied. None of the information supplied or to be supplied by First Colonial for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Firstar in connection with the issuance of shares of Firstar Common Stock and Firstar Preferred Stock in the Merger (the "S-4") will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the proxy statement-prospectus in definitive form relating to the meeting of First Colonial's stockholders to be held in connection with the Merger, copies of which will also be sent to holders of FCBC Receipts (the "Proxy Statement"), will, at the date mailed to First Colonial's stockholders (including such holders of FCBC Receipts) and at the time of such meeting of stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and (iii) any other documents to be filed with the SEC, the Federal Reserve Board, the Illinois Commissioner or any regulatory agency in connection with the transactions contemplated hereby will, at the time of filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement, insofar as it relates to information other than that supplied by Firstar, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

             3.08. Authorizations; Compliance with Applicable Laws. (a) First Colonial and its Subsidiaries hold all authorizations, permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operations of the businesses of First Colonial and the FCBC Subsidiaries taken as a whole (the "FCBC Permits"), including appropriate authorizations from the Comptroller and the Illinois Commissioner. First Colonial and the Subsidiaries of First Colonial are in compliance with the terms of the FCBC Permits, except where the failure so to comply would not have a FCBC Material Adverse Effect. Except as disclosed in the FCBC Reports filed prior to the date of this Agreement or in the FCBC Disclosure Letter, the businesses of First Colonial and the FCBC Subsidiaries are not being, and have not been, conducted in violation of any domestic (federal, state or local) or foreign law, statute, ordinance or regulation of any Governmental Entity (collectively "Laws"), including without limitation Regulation O of the Federal Reserve Board, except for possible violations which in the aggregate do not and, insofar as reasonably can be foreseen, in the future will not, have a FCBC Material Adverse Effect. Except as set forth in the FCBC Disclosure Letter, as of the date hereof, no investigation or review by any Governmental Entity with respect to First Colonial or any of the FCBC Subsidiaries is pending or, to the knowledge of First Colonial, threatened, nor has any Governmental Entity indicated an intention to conduct the same. The provisions of this Section 3.08(a) are not intended to be applicable to those matters expressly governed by Section 3.08(b) below.

             (b) The FCBC Disclosure Letter identifies each parcel of real estate currently owned, leased or otherwise possessed or controlled by First Colonial or any FCBC Subsidiary, including, without limitation, properties held as a result of foreclosure or repossession and other properties carried on First Colonial's books as "other real estate owned" (collectively, the "FCBC Property"). Without limiting the foregoing and except as disclosed in the FCBC Disclosure Letter, to the best knowledge of First Colonial, First Colonial and its Subsidiaries (i) have obtained all material permits, licenses and other authorizations which are required of First Colonial and its Subsidiaries with respect to the operation of their respective businesses and all FCBC Property under any Environmental Laws (as defined below) (such permits, licenses and authorizations being hereinafter referred to as "FCBC Environmental Permits") and (ii) are in compliance in all material respects with all terms and conditions of all FCBC Environmental Permits. Without limiting the foregoing, and except as set forth in the FCBC Disclosure Letter, to the best knowledge of First Colonial, there are not now nor have there ever been Toxic Substances (as hereinafter defined) stored, deposited, treated, recycled, used or accidentally or intentionally disposed of, discharged, spilled, released, dumped, emitted or otherwise placed on, under or at, or used in any construction on, any parcel of FCBC Property (or tanks or other facilities thereon containing Toxic Substances) in violation of the Environmental Laws. Without limiting the foregoing, and except as set forth in the FCBC Disclosure Letter, to the best knowledge of First Colonial, there are no past, present or known future events, conditions, circumstances, plans, errors or omissions that have occurred, are occurring or are reasonably expected to occur on or with respect to FCBC Property, or any other property as to which First Colonial or any FCBC Subsidiary has held or currently holds ownership or indicia of ownership ("FCBC Interested Property"), including without limitation (A) the creation of any federal, state or common law nuisance, (B) the failure to comply with any federal, state or local environmental laws, including, without limitation, the Solid Waste Disposal Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), any so-called "Superfund" or "Superlien" laws, the Illinois Responsible Property Transfer Act, as amended, their state and local law counterparts, all rules and regulations promulgated thereunder, any order, judgment or injunction issued, entered, promulgated or approved thereunder (collectively, "Environmental Laws"), or (C) the presence of any petroleum or petroleum-based substance or waste, solid waste, PCBs, pesticides, herbicides, lead, radioactive materials, urea formaldehyde foam insulation, or substances defined as "hazardous substances" or "toxic substances" in any Environmental Laws (collectively, "Toxic Substances"), as a result of which events, conditions, circumstances, plans, errors or omissions First Colonial or any FCBC Subsidiary is subject to or reasonably likely to incur liabilities, damages, penalties or removal, remediation or other costs that would have a FCBC Material Adverse Effect. To the best knowledge of First Colonial, there are no conditions or circumstances in connection with the FCBC Property that could reasonably be anticipated to (i) cause any FCBC Property to be subject to any restrictions on ownership, occupancy, use or transferability under any applicable Environmental Laws or (ii) materially reduce the value of any FCBC Property. No claim, action, suit, demand, investigation, or proceeding is pending or known to be threatened against First Colonial or any FCBC Subsidiary relating to any FCBC Property or FCBC Interested Property or otherwise, or involving any FCBC Property, before any court or other governmental authority or arbitration tribunal relating to Toxic Substances, pollution, Environmental Laws or the environment; there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting First Colonial or any FCBC Subsidiary with respect to FCBC Property or, to the knowledge of First Colonial, FCBC Interested Property; and, to the best knowledge of First Colonial and its Subsidiaries, neither First Colonial nor any FCBC Subsidiary has been identified as a potentially responsible party by any Governmental Entity in a matter arising under any Environmental Laws. The FCBC Disclosure Letter includes a list of all environmental reports, investigations or audits relating to any FCBC Property or FCBC Interested Property of which First Colonial has knowledge, whether conducted by or on behalf of First Colonial or a FCBC Subsidiary or a third party, and whether done at the initiative of First Colonial or a FCBC Subsidiary or directed by a Governmental Entity or other third party. First Colonial has delivered to Firstar complete and accurate copies of each such report, or the results of each such investigation or audit, in each case to the extent reasonably available to First Colonial.

             3.09. Litigation and Claims. Except as disclosed in the FCBC Reports filed prior to the date of this Agreement, in the FCBC Disclosure Letter or the most recent First Colonial consolidated financial statements delivered by First Colonial to Firstar prior to the date of this Agreement: (a) neither First Colonial nor any of the FCBC Subsidiaries is subject to any continuing order of, or written agreement or memorandum of understanding with, or continuing material investigation by, any federal or state banking or insurance authority or, to their knowledge, other Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Governmental Entity or arbitrator, including, without limitation, cease-and-desist or other orders of any bank regulatory authority, (b) there is no claim of any kind, action, suit, litigation, proceeding, arbitration, investigation, or controversy ("Proceeding") against or affecting First Colonial, any Subsidiary of First Colonial or any directors, officers, employees or agents of First Colonial or any Subsidiary of First Colonial (in their respective capacities as directors, officers, employees or agents) pending or, to the knowledge of First Colonial, threatened, which would, if adversely determined, have a FCBC Material Adverse Effect, (c) there is no Proceeding affecting First Colonial, any Subsidiary of First Colonial or any directors, officers, employees or agents of First Colonial or any Subsidiary of First Colonial (in their respective capacities as directors, officers, employees or agents) pending or, to the knowledge of First Colonial, threatened, except for matters which in the aggregate will not have, and cannot reasonably be expected to have, a FCBC Material Adverse Effect, and (d) there are no uncured material violations, or violations with respect to which material refunds or restitutions may be required, cited in any compliance report to First Colonial or any FCBC Subsidiary as a result of the examination by any bank regulatory authority.

             3.10. Taxes. (a) First Colonial and each Subsidiary of First Colonial has filed all tax returns required to be filed by them since January 1, 1991 and has paid (or First Colonial has paid on its behalf), or has set up an adequate reserve for the payment of, all taxes required to be paid as shown on such returns, and the most recent First Colonial consolidated financial statements contained in the FCBC Reports or otherwise delivered by First Colonial to Firstar reflect an adequate reserve for all taxes payable by First Colonial and its Subsidiaries accrued through the date of such financial statements; provided, however, that the foregoing representation is made only to the best of First Colonial's knowledge with respect to each FCBC Subsidiary that has been, directly or indirectly, acquired by First Colonial subsequent to July 1, 1989. The FCBC Disclosure Letter sets forth, as of the date hereof, the following information with respect to First Colonial and each Subsidiary of First Colonial: (a) the most recent tax year through which the United States Internal Revenue Service ("IRS") has completed its examination of such corporation, (b) whether there is an examination pending by the IRS with respect to such corporation and, if so, the tax years involved, (c) whether such corporation has executed or filed with the IRS any agreement which is still in effect extending the period for assessment and collection of any federal tax and, if so, the tax years covered by such agreement and the expiration date of such extension, and (d) whether there are any existing material disputes as to foreign, state, or local taxes. There are no liens for taxes upon the assets of First Colonial or of any FCBC Subsidiary, except for statutory liens for taxes not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings and, in either case, only if adequate reserves therefor have been established on First Colonial's books. Except as disclosed in the FCBC Disclosure Letter, neither First Colonial nor any FCBC Subsidiary is a party to any action or proceeding by any governmental authority for assessment and collection of taxes, and, to the best of the knowledge of First Colonial, no claim for assessment and collection of taxes has been asserted against any of them. For the purpose of this Agreement, the term "tax" (including, with correlative meaning, the terms "taxes" and "taxable") shall include all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, personal and real property, withholding, excise and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts. First Colonial and each Subsidiary of First Colonial has withheld from its employees (and timely paid to the appropriate governmental agency) proper and accurate amounts for all periods through the date hereof in material compliance with all tax withholding provisions of applicable federal, state, foreign and local laws (including without limitation income, social security and employment tax withholding for all types of compensation).
   To the knowledge of First Colonial, except as disclosed in the FCBC Disclosure Letter, neither First Colonial nor any Subsidiary of First Colonial has, since January 1, 1986, been a member of an affiliated group of corporations (within the meaning of Section 1504(a) of the Code) filing consolidated federal income tax returns, other than the affiliated group of which First Colonial is the common parent or an affiliated group all of the members of which were acquired by First Colonial. Except as disclosed in the FCBC Disclosure Letter, neither First Colonial nor any FCBC Subsidiary has made any payments, or been a party to an agreement that under any circumstances could obligate it to make payments, that are or will not be deductible because of Section 280G of the Code.

             (b) There is no plan or intention by the stockholders of First Colonial who own five percent or more of the outstanding FCBC Class A Common Stock, FCBC Class B Common Stock or FCBC Series C Preference Stock and, to the best of the knowledge of First Colonial, there is no plan or intention on the part of the remaining stockholders of First Colonial to sell, exchange or otherwise dispose of a number of shares of Firstar Common Stock and/or Firstar Preferred Stock received in the Merger that would reduce such stockholders' ownership of Firstar Common Stock and Firstar Preferred Stock to a number of shares having a value, as of the Effective Time, of less than 50 percent of the value of all of the formerly outstanding FCBC Class A Common Stock, FCBC Class B Common Stock or FCBC Series C Preference Stock as of the Effective Time. For purposes of this representation, shares of FCBC Common Stock or (if holders of FCBC Series C Preference Stock have dissenters' rights) FCBC Series C Preference Stock surrendered by dissenters or exchanged for cash in lieu of fractional shares of Firstar Common Stock will be treated as outstanding at the Effective Time.

             3.11. Certain Agreements. Except as discussed in the FCBC Reports filed prior to the date of this Agreement or as disclosed in the FCBC Disclosure Letter, and except for this Agreement, as of the date hereof, neither First Colonial nor any FCBC Subsidiary is a party to any oral or written (i) consulting agreement not terminable on 60 days' or less notice or employment agreement or other agreement providing any term of employment, compensation guarantee, or severance or supplemental retirement benefit, (ii) union, guild or collective bargaining agreement,
   (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of the transactions contemplated by this Agreement, (iv) contract containing covenants which limit the ability of First Colonial or any FCBC Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, First Colonial or any FCBC Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities), (v) any contract, agreement or other instrument or undertaking which is not terminable by First Colonial or any FCBC Subsidiary without additional payment or penalty within 60 days and obligates First Colonial or any FCBC Subsidiary for payments or other consideration with a value in excess of $250,000, or (vi) other executory material agreement as defined by the instructions to Exhibit 10 under Item 601 of SEC Regulation S-K. Except as set forth in the FCBC Disclosure Letter, neither First Colonial nor any of the FCBC Subsidiaries is in Violation of any loan or credit agreement, note, mortgage, indenture or other agreement, obligation or instrument applicable to First Colonial or any FCBC Subsidiary or their respective properties or assets, except for any such Violations that would not, individually or in the aggregate, have a FCBC Material Adverse Effect.

             3.12.     Benefit Plans.  (a)  The FCBC Disclosure Letter lists
   (i) each employee bonus, incentive, deferred compensation, stock purchase, stock appreciation right, stock option and severance pay plan, (ii) each pension, profit sharing, stock bonus, thrift, savings and employee stock ownership plan, and (iii) every other employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (collectively "Benefit Plans"), which First Colonial or any FCBC Subsidiary maintains or to which First Colonial or any FCBC Subsidiary contributes on behalf of current or former employees. Except as disclosed in the FCBC Disclosure Letter, all of the plans and programs listed in the FCBC Disclosure Letter (collectively, "FCBC Benefit Plans") comply with all applicable requirements of ERISA and all other applicable federal and state laws, including without limitation the reporting and disclosure requirements of Part 1 of Title I of ERISA, except where the failure to so comply could not reasonably result in a FCBC Material Adverse Effect. Each of the FCBC Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings or employee stock ownership plan that is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has been determined by the IRS to qualify under Section 401(a) of the Code, or an application for the determination of such qualification has been or will be filed by First Colonial with the IRS prior to the end of the applicable remedial amendment period under the Code and regulations thereunder, and to the best knowledge of First Colonial, there exist no circumstances which could reasonably be expected to adversely affect the qualified status of any such FCBC Benefit Plan under that section. Except as set forth in the FCBC Disclosure Letter, each FCBC Benefit Plan that is a defined benefit pension plan has assets with an aggregate value that exceeds the actuarially determined present value of its liability for accrued benefits as determined on the basis of the actuarial assumptions used for the most recent actuarial valuation of such Plan (which assumptions are set forth in the FCBC Reports and are reasonable), no such Plan has incurred an accumulated funding deficiency within the meaning of
   Section 412(a) of the Code, and no such Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA. Except as set forth in the FCBC Disclosure Letter, there is no pending or, to the knowledge of First Colonial, threatened litigation, governmental proceeding or investigation against or relating to any FCBC Benefit Plan, and to the knowledge of First Colonial there is no reasonable basis for any material proceedings, claims, actions or proceedings against any Plan. Except as set forth in the FCBC Disclosure Letter, no "reportable event" (as defined in Section 4043(b) of ERISA) has occurred with respect to any FCBC Benefit Plan. No FCBC Benefit Plan has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA and Section 4975(c) of the Code) since the date on which said sections became applicable to such Plan which could reasonably result in a FCBC Material Adverse Effect. Neither First Colonial nor any FCBC Subsidiary has incurred any "accumulated funding deficiency" (within the meaning of Section 412(a) of the Code), whether or not waived, with respect to any Plan which could reasonably result in a FCBC Material Adverse Effect. All FCBC Benefit Plans that are group health plans, within the meaning of Section 4980B of the Code or Section 601 of ERISA, have been operated in material compliance with the group health plan continuation coverage requirements of Section 4980B of the Code and
   Section 601 of ERISA to the extent such requirements are applicable.

             (b) First Colonial has delivered to Firstar copies of (i) each FCBC Benefit Plan, (ii) current summary plan descriptions of each FCBC Benefit Plan, (iii) each trust agreement, insurance policy or other instrument relating to the funding of any FCBC Benefit Plan, (iv) the three most recent Annual Reports (Form 5500 series) and accompanying schedules filed with the IRS or United States Department of Labor with respect to each FCBC Benefit Plan, (v) the most recent determination letter issued by the IRS with respect to each FCBC Benefit Plan that is intended to qualify under Section 401 of the Code, (vi) the most recent available financial statements for each FCBC Benefit Plan that has assets,
   (vii) the most recent actuarial report for any FCBC Benefit Plan that is a defined benefit pension plan, and if any such Plan was amended subsequent to the date of such report, information about the financial effects of such amendment and (viii) the most recent audited financial statements for each FCBC Benefit Plan for which audited financial statements are required by ERISA.

             (c) With respect to any FCBC Benefit Plan that is an "eligible individual account plan" within the meaning of Section 407(d) (3) of ERISA (including without limitation any employee stock ownership plan described in Section 4975(e) (7) of the Code), (i) there have been no transactions involving the purchase or sale by the FCBC Benefit Plan of employer securities from or to a "disqualified person" (within the meaning of Section 4975 of the Code); and (ii) there has been no loan by any party to such FCBC Benefit Plan, whether or not any portion of such loan remains unpaid.

             (d) The FCBC Disclosure Letter describes any obligation that First Colonial and/or any Subsidiaries of First Colonial has to provide health and welfare benefits to retirees and other former employees or their dependents (other than rights arising solely under Section 601 of ERISA or Section 4980B of the Code) including information as to the number of retirees, other former employees and dependents entitled to such coverage and their ages.

             3.13. Insurance. First Colonial and each FCBC Subsidiary is presently insured, and during each of the past five calendar years First Colonial and, to the knowledge of First Colonial, each FCBC Subsidiary has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. First Colonial has delivered to Firstar correct and complete copies of all material policies of insurance of First Colonial and the FCBC Subsidiaries currently in effect. Neither First Colonial nor any FCBC Subsidiary has any material liability for unpaid premiums or premium adjustments not properly reflected on the FCBC Financial Statements, and no notice of cancellation or termination has been received by FCBC or any FCBC Subsidiary with respect to any material insurance policy currently in effect. To the knowledge of First Colonial, within the last five years, neither First Colonial nor any Subsidiary of First Colonial has been refused any insurance with respect to any assets or operations, nor has any coverage been limited in any material respect as to any assets or operations, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last five years.

             3.14. Conduct of First Colonial to Date. Except as disclosed in FCBC Reports filed prior to the date of this Agreement or in the FCBC Disclosure Letter, and except as contemplated by this Agreement and the Plan of Merger, from and after January 1, 1994: (a) First Colonial and the FCBC Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with past practices; (b) First Colonial has not issued or sold any of its capital stock or made grants of its capital stock, or issued or sold any corporate debt securities which would be classified as long-term debt on the balance sheet of First Colonial; (c) First Colonial has not granted any option for the purchase of its capital stock, effected any stock split, or otherwise changed its capitalization; (d) First Colonial has not declared, set aside, or paid any dividend or other distribution in respect of its capital stock, except for regular quarterly cash dividends of $.15 per share of FCBC Class A Common Stock and $.125 per share of FCBC Class B Common Stock and regular quarterly cash dividends on shares of FCBC Series C Preference Stock as required by the FCBC Certificate, in each case with usual record and payment dates or, directly or indirectly, redeemed or otherwise acquired any of its capital stock; (e) First Colonial has not incurred any obligation or liability (absolute or contingent) material to First Colonial and the FCBC Subsidiaries taken as a whole, except normal trade or business obligations or liabilities incurred in the ordinary course of business, and neither First Colonial nor any FCBC Subsidiary has mortgaged, pledged, or subjected to any lien, claim, security interest, charge, encumbrance or restriction that is material to First Colonial and the FCBC Subsidiaries taken as a whole any of its assets or properties;
   (f) First Colonial has not discharged or satisfied any lien, mortgage, pledge, claim, security interest, charge, encumbrance, or restriction material to First Colonial and the FCBC Subsidiaries taken as a whole or paid any obligation or liability (absolute or contingent) material to First Colonial and the FCBC Subsidiaries taken as a whole, other than in the ordinary course of business; (g) First Colonial has not sold, assigned, transferred, leased, exchanged, or otherwise disposed of any of its properties or assets other than for a fair consideration in the ordinary course of business; (h) neither First Colonial nor any FCBC Subsidiary has increased the rate of compensation of, or paid any bonus to, any of its directors, officers, or other employees, except merit or promotion increases in accordance with existing policy; entered into any new, or amended or supplemented any existing, employment, management, consulting, deferred compensation, severance, or other similar contract; adopted, entered into, terminated, amended or modified any FCBC Benefit Plan in respect of any of present or former directors, officers or other employees; made any adjustment pursuant to Section 4(g) of the FCBC 1988 Stock Plan or Section IX.F. of the FCBC 1981 Stock Plan; or agreed to do any of the foregoing; (i) neither First Colonial nor any FCBC Subsidiary has suffered any material damage, destruction, or loss material to First Colonial and the FCBC Subsidiaries taken as a whole, whether as the result of fire, explosion, earthquake, accident, casualty, labor trouble, requisition or taking of property by any government or any agency of any government, flood, windstorm, embargo, riot, act of God or the enemy, or other similar or dissimilar casualty or event or otherwise, and whether or not covered by insurance; (j) neither First Colonial nor any FCBC Subsidiary has cancelled or compromised any debt to an extent exceeding $100,000 owed to First Colonial or any FCBC Subsidiary or claim to an extent exceeding $100,000 asserted by First Colonial or any FCBC Subsidiary; (k) neither First Colonial nor any FCBC Subsidiary has entered, or agreed to enter, into any agreement or arrangement granting any preferential right to purchase any of its assets, properties or rights material to First Colonial and the FCBC Subsidiaries taken as a whole or requiring the consent of any party to the transfer and assignment of any such material assets, properties or rights; (l) there has not been any other transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) individually or in the aggregate having or which, insofar as reasonably can be foreseen, in the future is reasonably likely to have, a FCBC Material Adverse Effect; and (m) there has not been any change in the method of accounting or accounting practices of First Colonial and or any of the FCBC Subsidiaries.

             3.15. Material Adverse Change. Since December 31, 1993, there has been no material adverse change in the financial condition, results of operations or business of First Colonial and the FCBC Subsidiaries taken as a whole, other than any changes resulting primarily by reason of changes in banking laws or regulations (or interpretations thereof), changes in the general level of interest rates, changes in economic, financial or market conditions affecting the banking industry generally in the regions in which First Colonial and the FCBC Subsidiaries operate or changes that may occur as a consequence of actions that First Colonial is expressly obligated to take under this Agreement.

             3.16. Properties, Leases and Other Agreements. Except as may be reflected in the FCBC Financial Statements or the FCBC Disclosure Letter, for any lien for current taxes not yet delinquent, for pledges to secure deposits and for such other liens, security interests, claims, charges, options or other encumbrances and imperfections of title which do not materially affect the value of personal or real property reflected in the FCBC Financial Statements or acquired since the date of such Statements and which do not materially interfere with or impair the present and continued use of such property, First Colonial and its Subsidiaries have good title, free and clear of any liens, security interests, claims, charges, options or other encumbrances, to all of the personal and real property reflected in the FCBC Financial Statements, and all personal and real property acquired since the date of such Statements, except such personal and real property as has been disposed of in the ordinary course of business. The FCBC Disclosure Letter lists all acquisitions or dispositions of capital assets currently planned by First Colonial or any FCBC Subsidiary, other than individual transactions in the ordinary course of business and consistent with past practice and in no event with a value in excess of $250,000. To the best knowledge of First Colonial and its Subsidiaries, substantially all First Colonial's and each FCBC Subsidiary's buildings and equipment in regular use (including such buildings and equipment as are leased) have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted. First Colonial or the applicable FCBC Subsidiary, as lessee, has the right under valid and effective leases to occupy, use, possess or control, as applicable, all real property or other material property leased by First Colonial or any FCBC Subsidiary, qualified only by the written terms of such leases, true and correct copies of which First Colonial has delivered to Firstar. There is not, under any of such leases, any material existing default by First Colonial, its Subsidiaries or, to the best knowledge of First Colonial, any other party thereto, or any event with notice or lapse of time or both would constitute such a material default.

             3.17. Opinion of Financial Advisor. First Colonial has received the opinion of Donaldson, Lufkin & Jenrette on the date hereof to the effect that, as of the date hereof, in the opinion of such firm, the consideration to be received in the Merger by First Colonial's stockholders is fair to First Colonial's stockholders from a financial point of view (the "Fairness Opinion").

             3.18. Vote Required. The affirmative vote of a majority of the votes that holders of the outstanding shares of FCBC Common Stock are entitled to cast is the only vote of the holders of any class or series of First Colonial capital stock necessary to approve this Agreement and the transactions contemplated hereby.

             3.19. Accounting and Tax Matters. Neither First Colonial nor any of its affiliates has taken or agreed to take any action that would prevent Firstar from accounting for the business combination to be effected by the Merger as a pooling of interests or would prevent the Merger from qualifying as a reorganization under Section 368(a)(1)(A) of the Code.

             3.20. Dissenters' Rights. Shares of FCBC Class A Common Stock and FCBC Receipts are currently quoted on the Nasdaq National Market of the Nasdaq Stock Market. Assuming Firstar Common Stock is listed on the New York Stock Exchange and depositary receipts evidencing depositary shares representing an interest in the Firstar Preferred Stock ("Firstar Receipts") will be listed on the Nasdaq National Market or a national securities exchange (within the meaning of Section 262(b)(1) of the DGCL) upon official notice of issuance, holders of shares of FCBC Class A Common Stock and FCBC Series C Preference Stock will not be entitled to assert dissenters' rights granted under Section 262 of the DGCL.

             3.21. Affiliates. The FCBC Disclosure Letter identifies persons who are now or may be "Affiliates" of First Colonial for purposes of Rule 145 under the Securities Act.

             3.22. Regulatory Impediments. As of the date hereof, First Colonial is not aware of the existence of any factor that would materially delay or materially hinder the issuance of any of the required regulatory approvals necessary to consummate the Merger and the transactions contemplated hereby, other than any protests by any nongovernmental parties and information contained in the Firstar Disclosure Letter.

             3.23. Full Disclosure. No statement contained in any document, certificate or any other writing furnished or to be furnished by or on behalf of First Colonial to Firstar in or pursuant to the provisions of this Agreement contains or shall contain any untrue statement of a material fact or omits or shall omit to state any material fact necessary, in light of the circumstances in which it was made, in order to make the statements herein or therein not misleading.

                                   ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF FIRSTAR AND SUB

             Firstar and Sub, jointly and severally, represent and warrant to First Colonial as follows:

             4.01. Organization, Standing and Power. Firstar is a corporation duly organized, validly existing and in active status under the laws of the State of Wisconsin and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power or authority would not have a material adverse effect on the business, operations or financial condition of Firstar and its Subsidiaries taken as a whole. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power or authority would not have a material adverse effect on the business, operations or financial condition of Firstar and its Subsidiaries taken as a whole (a "Firstar Material Adverse Effect"). Each of Firstar and Sub is qualified to do business and is in good standing in each other state or foreign jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where the failure to be so qualified would have a Firstar Material Adverse Effect. Each of Firstar and Sub is registered as a bank holding company with the Federal Reserve Board under the BHC Act. Firstar has delivered to First Colonial true, accurate and complete copies of the currently effective Restated Articles of Incorporation and By-laws of Firstar, including all amendments thereto.

             4.02. Firstar Subsidiaries. Except as set forth in the Firstar Disclosure Letter (which is a letter of even date herewith delivered by Firstar and Sub to First Colonial, the receipt thereof having been acknowledged by First Colonial executing a copy thereof), Firstar beneficially owns, directly or indirectly, all of the shares of the outstanding capital stock of Sub and each of the Subsidiaries listed in the Firstar Disclosure Letter (herein, including Sub, called collectively the "Firstar Subsidiaries" or individually a "Firstar Subsidiary"), which constitute Firstar's principal operating subsidiaries as of the date of this Agreement. No equity securities of any of the Firstar Subsidiaries are or may become required to be issued by reason of any option, warrants, calls, rights or agreements of any character whatsoever; there are outstanding no securities or rights convertible into or exchangeable for shares of any capital stock of any Firstar Subsidiary; and there are no other contracts, commitments, understandings or arrangements by which any Firstar Subsidiary is bound to issue additional shares of its capital stock or options, warrants, calls, rights or agreements to purchase or acquire any additional shares of its capital stock. Except as provided for under any applicable banking statute and except as set forth in the Firstar Disclosure Letter, all of the shares of capital stock of each of the Firstar Subsidiaries owned by Firstar are fully paid and nonassessable (except as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law ("WBCL")) and are owned by it free and clear of any claim, lien, encumbrance or agreement with respect thereto. Each Firstar Subsidiary is a banking association or a corporation, in each case duly organized, validly existing and in good standing or in active status under the laws of its jurisdiction of incorporation, and has the corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not have a Firstar Material Adverse Effect. Each Firstar Subsidiary that is a national bank is a member of the Federal Reserve System. The deposits of each Firstar Subsidiary that is a banking institution and accepts deposits are insured by the FDIC to the extent provided by law. Firstar has delivered to First Colonial true, accurate and complete copies of the currently effective Articles of Incorporation and By-laws of Sub. Except as set forth in the Firstar Disclosure Letter and except for securities held in its capacity as fiduciary, Firstar does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization. There are no obligations, contingent or otherwise, of Firstar or any Firstar Subsidiary material to Firstar and the Firstar Subsidiaries taken as a whole to repurchase, redeem or otherwise acquire any shares of capital stock of any Firstar Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Firstar Subsidiary or any other entity, other than pursuant to commercial loan arrangements and similar obligations arising in the ordinary course of the business of the Firstar Subsidiaries.

             4.03. Capital Structure. As of the date hereof, the authorized capital stock of Firstar consists of 120,000,000 shares of Firstar Common Stock and 2,500,000 shares of preferred stock, par value $1.00. No shares of such preferred stock are issued and outstanding on the date hereof. Except as contemplated in the Merger Agreements, as set forth in the Firstar Disclosure Letter or as set forth in the most recent report of Firstar filed with the SEC on Form 10-K, there are, as of the date of the Merger Agreements, no outstanding options, warrants, calls, rights, commitments or agreements of any character whatsoever to which Firstar or any Firstar Subsidiary is a party or by which it is bound obligating Firstar or any Firstar Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt securities of Firstar or of any Firstar Subsidiary or obligating Firstar or any Firstar Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. All outstanding shares of Firstar capital stock are, and the shares of Firstar Common Stock and Firstar Preferred Stock to be issued pursuant to or as specifically contemplated by the Merger Agreements when issued will be, validly issued, fully paid and nonassessable (except as provided in WBCL
   Section 180.0622(2)(b)) and not subject to preemptive rights. As of the date hereof, the authorized capital stock of Sub consists of 10,000 shares of common stock, $2.50 par value, 400 of which are validly issued, fully paid and nonassessable, and all such shares are owned by Firstar.

             4.04. Authority. Firstar and Sub have all requisite corporate power and authority to enter into this Agreement, the Plan of Merger and the agreements contemplated by Section 5.15 and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Plan of Merger and the agreements contemplated by Section 5.15 and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Firstar and Sub. This Agreement and the Plan of Merger have been, and when executed and delivered by Firstar the agreements contemplated by Section 5.15 will be, duly executed and delivered by Firstar and/or Sub, and upon such execution and delivery each constitutes a valid and binding obligation of Firstar and/or Sub enforceable in accordance with its terms. The execution and delivery of this Agreement, the Plan of Merger and the agreements contemplated by
   Section 5.15 do not, and the consummation of the transactions contemplated hereby and thereby will not, result in any Violation pursuant to any provision of the Restated Articles of Incorporation or By-laws of Firstar or any Firstar Subsidiary or, except as set forth in the Firstar Disclosure Letter or as contemplated by the next sentence hereof, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Firstar Benefit Plan (as defined in Section 4.12) or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Firstar or any Firstar Subsidiary or their respective properties or assets which Violation would have a Firstar Material Adverse Effect. Other than in connection or in compliance with the provisions of the WBCL and the IBCA, the Securities Act, the Exchange Act, the securities or blue sky laws of the various states, and consents, authorizations, approvals, notices or exemptions required under the BHC Act and from the Illinois Commissioner, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Firstar or any Firstar Subsidiary in connection with the execution and delivery of this Agreement and the Plan of Merger by Firstar or the consummation by Firstar of the transactions contemplated hereby and thereby, the failure to obtain which would have a Firstar Material Adverse Effect.

             4.05. Firstar Financial Statements. The consolidated balance sheets of Firstar as of December 31, 1993 and 1992 and the related consolidated statements of income, consolidated statements of cash flows and consolidated statements of shareholders' equity for the three years in the period ended December 31, 1993, accompanied by the unqualified opinion of KPMG Peat Marwick, copies of which have been furnished by Firstar to First Colonial; the unaudited consolidated balance sheet of Firstar as of June 30, 1994 and the related consolidated statement of income, consolidated statement of cash flows and consolidated statement of shareholders' equity for the six months then ended, in the form prepared for Firstar's internal use, copies of which have been furnished by Firstar to First Colonial; and like financial information included in Forms 10-Q filed with the SEC subsequent to the Latest Statement Date (collectively, the "Firstar Financial Statements"), have been prepared in accordance with generally accepted accounting principles and practices as utilized in the Firstar Financial Statements applied on a consistent basis (except as may be indicated therein or in the notes thereto), and present fairly the consolidated financial condition of Firstar at the dates, and the consolidated results of operations and cash flows for the periods, stated therein. In the case of interim fiscal periods, all adjustments, consisting only of normal recurring items, which management of Firstar believes necessary for a fair presentation of such financial information, have been made, subject to year-end audit adjustments.

             4.06. Reports. Since January 1, 1991, Firstar and the Firstar Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with (i) the SEC, including but not limited to Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements, (ii) the Federal Reserve Board, (iii) the Comptroller, (iv) the FDIC and (v) any applicable federal or state securities or banking authorities (all such reports and statements are collectively referred to herein as the "Firstar Reports"). As of their respective dates, the Firstar Reports filed prior to the date hereof complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

             4.07. Information Supplied. None of the information supplied by Firstar for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading,
   (ii) the Proxy Statement will, at the date mailed to First Colonial stockholders and at the time of the meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (iii) any other documents to be filed with the SEC, the Federal Reserve Board, the Illinois Office or any regulatory agency in connection with the transactions contemplated hereby will, at the time of filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
   The S-4, insofar as it relates to information other than that supplied by First Colonial, will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

             4.08. Authorizations; Compliance with Applicable Laws. (a) Firstar and the Firstar Subsidiaries hold all authorizations, permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of Firstar and the Firstar Subsidiaries taken as a whole (the "Firstar Permits"). Firstar and the Firstar Subsidiaries are in compliance with the terms of the Firstar Permits, except where the failure so to comply would not have a Firstar Material Adverse Effect. Except as disclosed in the Firstar Reports filed prior to the date of this Agreement, the businesses of Firstar and the Firstar Subsidiaries are not being conducted in violation of any Law, except for possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Firstar Material Adverse Effect. Except as disclosed in the Firstar Reports filed prior to the date hereof or set forth in the Firstar Disclosure Letter, as of the date of this Agreement, no investigation or review by any Governmental Entity with respect to Firstar or any of the Firstar Subsidiaries is pending or, to the knowledge of Firstar, threatened, nor has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, will not have a Firstar Material Adverse Effect.

             (b) Without limiting the foregoing and except as disclosed in the Firstar Disclosure Letter, to the best knowledge of Firstar, Firstar and its Subsidiaries (i) have obtained all material permits, licenses and other authorizations which are required of Firstar and its Subsidiaries with respect to the operation of their respective businesses and all real estate currently owned, leased or otherwise possessed or controlled by Firstar or any Firstar Subsidiary, including, without limitation, properties held as a result of foreclosure or repossession and other properties carried on Firstar's books as "other real estate owned" (collectively, the "Firstar Property") under any Environmental Laws (such permits, licenses and authorizations being hereinafter referred to as "Firstar Environmental Permits") and (ii) are in compliance in all material respects with all terms and conditions of all Firstar Environmental Permits. Without limiting the foregoing, and except as set forth in the Firstar Disclosure Letter, to the best knowledge of Firstar, there are no past, present or known future events, conditions, circumstances, plans, errors or omissions that have occurred, are occurring or are reasonably expected to occur on or with respect to Firstar Property, or any other property as to which Firstar or any Firstar Subsidiary has held or currently holds ownership or indicia of ownership, including without limitation (A) the creation of any federal, state or common law nuisance, (B) the failure to comply with any Environmental Laws, or (C) the presence of any Toxic Substances, as a result of which events, conditions, circumstances, plans, errors or omissions Firstar or any Firstar Subsidiary is subject to or reasonably likely to incur liabilities, damages, penalties or removal, remediation or other costs that would have a Firstar Material Adverse Effect.

             4.09. Litigation and Claims. Except as disclosed in the Firstar Reports filed prior to the date of this Agreement, in the Firstar Disclosure Letter or the most recent Firstar consolidated financial statements delivered by Firstar to First Colonial prior to the date of this Agreement: (a) neither Firstar nor any of the Firstar Subsidiaries is subject to any continuing order of, or written agreement or memorandum of understanding with, or continuing material investigation by, any federal or state banking or insurance authority or, to their knowledge, other Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Governmental Entity or arbitrator, including, without limitation, cease-and-desist or other orders of any bank regulatory authority, (b) there is no Proceeding against or affecting Firstar, any Subsidiary of Firstar or any directors, officers, employees or agents of Firstar or any Subsidiary of Firstar (in their respective capacities as directors, officers, employees or agents) pending or, to the knowledge of Firstar, threatened, which would, if adversely determined, have a Firstar Material Adverse Effect, (c) there is no Proceeding affecting Firstar, any Subsidiary of Firstar or any directors, officers, employees or agents of Firstar or any Subsidiary of Firstar (in their respective capacities as directors, officers, employees or agents) pending or, to the knowledge of Firstar, threatened, except for matters which in the aggregate will not have, and cannot reasonably be expected to have, a Firstar Material Adverse Effect, and (d) there are no uncured material violations, or violations with respect to which material refunds or restitutions may be required, cited in any compliance report to Firstar or any Firstar Subsidiary as a result of the examination by any bank regulatory authority.

             4.10. Taxes. Firstar and each of the Firstar Subsidiaries has filed all tax returns required to be filed by them since January 1, 1991 and has paid (or Firstar has paid on its behalf), or has set up an adequate reserve for the payment of, all taxes required to be paid as shown on such returns, and the most recent consolidated financial statements contained in the Firstar Reports or otherwise delivered by Firstar to First Colonial reflect an adequate reserve for all taxes payable by Firstar and the Firstar Subsidiaries accrued through the date of such financial statements; provided, however, that the foregoing representation is made only to the best of Firstar's knowledge with respect to each Firstar Subsidiary that has been, directly or indirectly, acquired by Firstar subsequent to July 1, 1989. No material deficiencies for any taxes have been proposed, asserted or assessed against Firstar or any Firstar Subsidiary.

             4.11. Certain Agreements. Except as disclosed in the Firstar Reports filed prior to the date of this Agreement, and except for this Agreement, as of the date of this Agreement, neither Firstar nor any Firstar Subsidiary is a party to any oral or written (i) agreement with any executive officer or other key employee of Firstar or any Firstar Subsidiary the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Firstar or any Firstar Subsidiary of the nature contemplated by this Agreement or
   (ii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Except as set forth in the Firstar Disclosure Schedule, neither Firstar nor any of the Firstar Subsidiaries is in Violation of any loan or credit agreement, note, mortgage, indenture or other agreement, obligation or instrument applicable to Firstar or any Firstar Subsidiary or their respective properties or assets, except for any such Violations that would not, individually or in the aggregate, have a Firstar Material Adverse Effect.

             4.12. Benefit Plans. The Benefit Plans that Firstar or any Firstar Subsidiary maintains or to which Firstar or any Firstar Subsidiary contributes on behalf of current or former employees that are employee benefit plans (within the meaning of Section 3(3) of ERISA) (collectively, the "Firstar Benefit Plans") comply with all applicable requirements of ERISA and all other applicable federal and state laws, including without limitation the reporting and disclosure requirements of Part 1 of Title I of ERISA, except where the failure to so comply could not reasonably result in a Firstar Material Adverse Effect. Each of the Firstar Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings or employee stock ownership plan that is qualified under
   Section 401(a) of the Code has been determined by the IRS to qualify under
   Section 401(a) of the Code, or an application for the determination of such qualification has been or will be filed by Firstar with the IRS prior to the end of the applicable remedial amendment period under the Code and regulations thereunder, and to the best knowledge of Firstar, there exist no circumstances which could reasonably be expected to adversely affect the qualified status of any such Firstar Benefit Plan under that section. Except as set forth in the Firstar Disclosure Letter, each Firstar Benefit Plan that is a defined benefit pension plan has assets with an aggregate value that exceeds the actuarially determined present value of its liability for accrued benefits as determined on the basis of the actuarial assumptions used for the most recent actuarial valuation of such Plan (which assumptions are set forth in the Firstar Reports and are reasonable), no such Plan has incurred an accumulated funding deficiency within the meaning of Section 412(a) of the Code, and no such Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.
   Except as set forth in the Firstar Disclosure Letter, there is no pending or, to the knowledge of Firstar, threatened litigation, governmental proceeding or investigation against or relating to any Firstar Benefit Plan, and to the knowledge of Firstar there is no reasonable basis for any material proceedings, claims, actions or proceedings against any Plan. Except as set forth in the Firstar Disclosure Letter, no "reportable event" (as defined in Section 4043(b) of ERISA) has occurred with respect to any Firstar Benefit Plan. No Firstar Benefit Plan has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA and Section 4975(c) of the Code) since the date on which said sections became applicable to such Plan which could reasonably result in a Firstar Material Adverse Effect. Neither Firstar nor any Firstar Subsidiary has incurred any "accumulated funding deficiency" (within the meaning of Section 412(a) of the Code), whether or not waived, with respect to any Plan which could reasonably result in a Firstar Material Adverse Effect. All Firstar Benefit Plans that are group health plans, within the meaning of Section 4980B of the Code or Section 601 of ERISA, have been operated in material compliance with the group health plan continuation coverage requirements of Section 4980B of the Code and Section 601 of ERISA to the extent such requirements are applicable.

             4.13. Absence of Certain Changes or Events. Except as disclosed in the Firstar Reports filed prior to the date of this Agreement or in the Firstar Disclosure Letter, and except as contemplated by this Agreement and the Plan of Merger, from and after January 1, 1994 and to the date of this Agreement: (a) Firstar and the Firstar Subsidiaries have conducted their respective businesses only in the ordinary and usual course consistent with past practice, (b) Firstar has not declared, set aside or paid any dividend or other distribution in respect to any of Firstar's capital stock, except for regular quarterly cash dividends not exceeding $.30 per share on Firstar Common Stock with usual record and payment dates for such dividends, (c) there has not been any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) individually or in the aggregate having or which, insofar as reasonably can be foreseen, in the future is reasonably likely to have, a Firstar Material Adverse Effect and (d) there has not been any material change in the method of accounting or accounting practices of Firstar and the Firstar Subsidiaries.

             4.14. Properties, Leases and Other Agreements. Except as may be reflected in the Firstar Financial Statements, for any lien for current taxes not yet delinquent, for pledges to secure deposits and for such other liens, security interests, claims, charges, options or other encumbrances and imperfections of title which do not materially affect the value of personal or real property reflected in the Firstar Financial Statements or acquired since the date of such Statements and which do not materially interfere with or impair the present and continued use of such property, Firstar and the Firstar Subsidiaries have good title, free and clear of any liens, security interests, claims, charges, options or other encumbrances to all of the personal and real property reflected in the Firstar Financial Statements, and all personal and real property acquired since the date of such Statements, except such personal and real property as has been disposed of in the ordinary course of business. All leases material to Firstar and the Firstar Subsidiaries pursuant to which Firstar or any of the Firstar Subsidiaries, as lessee, leases real or personal property are valid and effective in accordance with their respective terms and there is not, under any of such leases, any material existing default by Firstar, any of the Firstar Subsidiaries or, to the best knowledge of Firstar, any other party thereto, or any event with notice or lapse of time or both would constitute such a material default.

             4.15. Accounting and Tax Matters. Neither Firstar nor any of its affiliates has through the date hereof taken or agreed to take any action that would prevent Firstar from accounting for the business combination to be effected by the Merger as a pooling of interests or would prevent the Merger from qualifying as a reorganization under
   Section 368(a)(1)(A) of the Code.

             4.16. Material Adverse Change. Since December 31, 1993, except as disclosed in the Firstar Disclosure Letter, there has been no material adverse change in the financial condition, results of operations or business of Firstar and the Firstar Subsidiaries taken as a whole, other than any changes resulting primarily by reason of changes in banking laws or regulations (or interpretations thereof), changes in the general level of interest rates or changes in economic, financial or market conditions affecting the banking industry generally in the regions in which Firstar and the Firstar Subsidiaries operate.

             4.17. Full Disclosure. No statement contained in any document, certificate or other writing furnished or to be furnished by or on behalf of Firstar to First Colonial in or pursuant to the provisions of this Agreement contains or shall contain any untrue statement of a material fact or omits or shall omit to state any material fact necessary, in light of the circumstances in which it was made, in order to make the statements herein or therein not misleading.

             4.18. Regulatory Impediments. As of the date hereof, except as set forth in the Firstar Disclosure Letter, Firstar is not aware of the existence of any factor that would materially delay or materially hinder issuance of any of the required regulatory approvals necessary to consummate the Merger and the transactions contemplated hereby, other than any protests by any nongovernmental parties.

                                    ARTICLE V
                           COVENANTS OF FIRST COLONIAL

             5.01. Affirmative Covenants. First Colonial hereby covenants and agrees with Firstar that prior to the Effective Time, unless the prior written consent of Firstar shall have been obtained and except as otherwise contemplated herein, it will and it will cause its respective Subsidiaries to:

             (a) operate its business only in the usual, regular and ordinary course consistent with past practices;

             (b) use its best efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its officers and key employees (except that it shall have the right to terminate the employment of any officer or key employee in accordance with established employment procedures) and maintain its relationships with customers;

             (c) maintain and keep its properties in as good repair and condition as at present, except for depreciation due to ordinary wear and tear;

             (d) keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained by it;

             (e) perform in all material respects all obligations required to be performed by it under all material contracts, leases, and documents relating to or affecting its assets, properties, and business;

             (f) comply with and perform in all material respects all obligations and duties imposed upon it by all Laws; and

             (g) notify Firstar immediately by telephone, and thereafter promptly confirm in writing, if any of the matters described in Section 5.02(f) occurs, whether as a result of action by First Colonial, any FCBC Subsidiaries or any Representatives (as defined therein) of First Colonial, or if any person makes any offer or other proposal concerning a Competing Transaction (as defined in Section 5.02(f)); such notice shall include the name of any person other than First Colonial, a FCBC Subsidiary and their Representatives involved in such matter and, after receipt of any written offer or proposal from such person, a copy of any written offers, proposals, agreements or other documents with respect to such offer or proposal; as of the date of this Agreement, First Colonial hereby represents and warrants that neither it nor any FCBC Subsidiary, nor any of its or their Representatives, are, directly or indirectly, soliciting, initiating or engaged in any discussions or other negotiations with, or providing any information to, any third party concerning any possible proposal regarding a Competing Transaction.

             5.02. Negative Covenants. Except as specifically contemplated by this Agreement, from the date hereof until the Effective Time, First Colonial shall not do, or permit any of its Subsidiaries to do, without the prior written consent of Firstar (which consent shall not be unreasonably withheld) any of the following:

             (a) incur any material liabilities or material obligations, whether directly or by way of guaranty, including any obligation for borrowed money whether or not evidenced by a note, bond, debenture or similar instrument, except in the ordinary course of business consistent with past practice;

             (b)(i) grant any general increase in compensation to its employees as a class, or to its officers or directors, except in accordance with past practice or as required by law, or increases which are not material, (ii) effect any change in retirement benefits to any class of employees or officers (unless any such change shall be required by applicable law) which would increase its retirement benefit liabilities, (iii) adopt, enter into, amend or modify any FCBC Benefit Plan (except as may be required by applicable law), make any adjustments pursuant to Section 4(g) of the FCBC 1988 Stock Plan or Section IX.F. of the FCBC 1981 Stock Plan or similar sections of the William Stock Plan or the Mary Stock Plan or make any grants pursuant to such Stock Plans or
   (iv) enter into or amend any employment, severance or similar agreements or arrangements with any directors or officers, except as expressly permitted hereunder or under the letter contemplated by Section 6.11;

             (c)(i) declare or pay any dividend on, or make any other distribution in respect of, its outstanding shares of capital stock, except for (A) regular quarterly cash dividends on the FCBC Class A Common Stock at a rate not in excess of $.15 per share, regular quarterly cash dividends on the FCBC Class B Common Stock at a rate not in excess of $.125 per share and regularly quarterly cash dividends on the FCBC Series C Preference Stock as required by the FCBC Certificate, in each case with usual record and payment dates for such dividends and (B) dividends by a wholly-owned Subsidiary of First Colonial; provided, however, that First Colonial shall be entitled to increase the rate of regular quarterly cash dividends on the FCBC Class A Common Stock and on the FCBC Class B Common Stock, effective with the fourth regular quarterly cash dividend payable after the increase in the dividend rate effected in 1994, so long as the rate of increase does not exceed the rate of increase effected in 1994 with respect to FCBC Class A Common Stock and the FCBC Class B Common Stock, respectively;

             (ii) except as hereinbelow provided, declare or pay any dividends or make any distributions in any amount on FCBC Common Stock in the quarter in which the Effective Time shall occur and in which the stockholders of FCBC Common Stock are entitled to receive dividends on the shares of Firstar Common Stock into which the shares of FCBC Common Stock have been converted; it is the intent of this clause (ii) to provide that the holders of FCBC Common Stock will receive either the payment of cash dividends on their shares of FCBC Common Stock or the payment of cash dividends as the holders of shares of Firstar Common Stock received in exchange for the shares of FCBC Common Stock for the calendar quarter during which the Effective Time shall occur, but will not receive and will not become entitled to receive for the same calendar quarter both the payment of a cash dividend as shareholders of FCBC Common Stock and the payment of a cash dividend as the holders of the shares of Firstar Common Stock received in exchange for the shares of FCBC Common Stock; and if First Colonial does not declare and pay cash dividends in a particular calendar quarter because of First Colonial's reasonable expectation that the Effective Time was to have occurred in such calendar quarter wherein the holders of FCBC Common Stock would have become entitled to receive cash dividends for such calendar quarter on the shares of Firstar Common Stock to have been exchanged for the shares of FCBC Common Stock, and the Effective Time does not in fact occur in such calendar quarter, then, as a result thereof, First Colonial shall be entitled to declare and pay a cash dividend (within the limitations of this Section 5.02) on such shares of FCBC Common Stock for such calendar quarter by the declaration and payment of such cash dividends as soon as reasonably practicable;

             (d)(i) except as provided in Section 5.06, redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants, conversion or other rights to acquire any shares of its capital stock or any such securities or obligations, other than conversions at the option of the holder of FCBC Series C Preference Stock or shares of FCBC Class B Common Stock in accordance with the FCBC Certificate; (ii) merge with or into any other corporation or bank, permit any other corporation or bank to merge into it or consolidate with any other corporation or bank, or effect any reorganization or recapitalization; (iii) purchase or otherwise acquire any substantial portion of the assets, or more than 5% of any class of stock, of any corporation, bank or other business; (iv) liquidate, sell, dispose of, or encumber any assets or acquire any assets, other than in the ordinary course of its business consistent with past practice; or (v) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

             (e) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, any shares of its capital stock of any class (including shares held in treasury), any Voting Debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Voting Debt or convertible securities, other than (i) the issuance of FCBC Class A Common Stock upon the conversion of FCBC Series C Preference Stock or FCBC Class B Common Stock or pursuant to the FCBC 1981 Stock Plan, the FCBC 1981 Stock Plan, the William Stock Plan or the Mary Stock Plan, in each case in accordance with their present terms, (ii) issuances of FCBC Class B Common Stock pursuant to the Mandatory Stock Purchase Agreements in accordance with their present terms, and (iii) issuances by a wholly-owned Subsidiary of its capital stock to its parent;

             (f) initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Competing Transaction (as such term is defined below), or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor (including the firm named in Section 3.17), attorney, accountant or other representative retained by it or any of the FCBC Subsidiaries ("Representatives") to take any such action, provided, however, that nothing contained in this subsection (f) shall prohibit the Board of Directors of First Colonial from (1) taking any such action or permitting any of its Representatives to take any such action if (i) the Board of Directors of First Colonial is required to take such action to comply with its fiduciary duties to stockholders imposed by law and such Board of Directors receives an opinion of counsel confirming such requirement prior to taking or permitting the action and (ii) prior to furnishing any information to any person, First Colonial receives from the person an executed confidentiality agreement in reasonably customary form or (2) complying with Rules 14d-2 and 14e-2 promulgated under the Exchange Act with regard to a Competing Transaction; for purposes of this Agreement, "Competing Transaction" shall mean any of the following involving First Colonial or any of the FCBC Subsidiaries: any merger, consolidation, share exchange or other business combination; a sale, lease, exchange, mortgage, pledge, transfer or other disposition of a substantial portion of assets; a sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock); a tender offer or exchange offer for at least 10% of the outstanding shares of FCBC Class A Common Stock, FCBC Class B Common Stock or FCBC Series C Preference Stock; a solicitation of proxies in opposition to approval of the Merger by First Colonial's stockholders; or a public announcement of a bona fide proposal, plan or intention to do any of the foregoing;

             (g) propose or adopt any amendments to its corporate charter or by-laws in any way adverse to Firstar;

             (h) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into an agreement in principle with respect to any acquisition of a material amount of assets or securities or any release or relinquishment of any material contract rights not in the ordinary course of business;

             (i) except in their fiduciary capacities, purchase any shares of Firstar Common Stock;

             (j) change any of its methods of accounting in effect at December 31, 1993, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1993, except as may be required by law or generally accepted accounting principles;

             (k) take action which would or is reasonably likely to (i) adversely affect the ability of either of Firstar or First Colonial to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby; (ii) adversely affect First Colonial's ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the Merger set forth in Article VIII not being satisfied or in a violation of any provision of the agreements contemplated by Section 5.15;

             (l) change the lending, investment, liability management and other material policies concerning the banking business of First Colonial and the FCBC Subsidiaries, unless required by Law or order or unless such change does not cause a FCBC Material Adverse Effect; or

             (m)  agree in writing or otherwise to do any of the foregoing.

             5.03. Letter of First Colonial's Accountants. At the request of Firstar, First Colonial shall use its best efforts to cause to be delivered to Firstar "cold comfort" letters of KPMG Peat Marwick, First Colonial's independent public accountants, dated the date on which the S-4 shall become effective and the Effective Time, respectively, and addressed to Firstar, reasonably customary in form, scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4 and transactions such as those contemplated by the Merger Agreements.

             5.04. Access and Information. (a) Upon reasonable notice, First Colonial shall (and shall cause its Subsidiaries to) afford to Firstar's officers, employees, accountants, counsel and other representatives, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records. During such period, First Colonial will cause one or more of its representatives to confer on a regular and frequent basis with representatives of Firstar, to report on the general status of its ongoing operations and to consult as to the making of any decisions or the taking of any actions in matters other than in the ordinary course of business. During such period, First Colonial shall (and shall cause each of its Subsidiaries to) furnish promptly to Firstar (i) a copy of each FCBC Report filed or received by it during such period pursuant to the requirements of federal securities laws, the BHC Act and any other federal or state banking laws promptly after such documents are available, (ii) the monthly financial statements of First Colonial and the FCBC Subsidiaries (as prepared by First Colonial in accordance with its normal accounting procedures) promptly after such financial statements are available, (iii) a summary of any action taken by the Board of Directors, or any committee thereof, of First Colonial, (iv) the reports of management of First Colonial and each of the Subsidiaries of First Colonial customarily provided to their respective Boards of Directors, and
   (v) all other information concerning its business, properties and personnel as Firstar may reasonably request.

             (b) From the date hereof through the Effective Time, First Colonial shall (and shall cause its Subsidiaries to) inform Firstar of the date, time and location of each meeting of each of the Boards of Directors of First Colonial and the FCBC Subsidiaries and each meeting of the senior credit committee or similar committee of First Colonial and each of the FCBC Subsidiaries and permit Firstar to have at least two representatives of Firstar attend the regular business portion of such meetings.
   Firstar's representatives shall not participate in such meetings other than as observers, shall not be entitled to vote and shall not be counted as an attendee for purposes of determining the existence of a quorum, but First Colonial shall insure that such representatives receive all information given by First Colonial, any FCBC Subsidiary or their respective agents to the members of such Boards of Directors or committees.

             5.05.     Update Disclosure; Breaches.

             (a) From and after the date hereof until the Effective Time, First Colonial shall update the FCBC Disclosure Letter on a monthly basis by notice to Firstar to reflect any matters which have occurred from and after the date hereof which, if existing on the date hereof, would have been required to be described therein; provided, however, that no such update shall affect the conditions to the obligation of Firstar and Sub to consummate the transactions contemplated hereby, and any and all changes contained in any such update shall be considered in determining whether such conditions have been satisfied.

             (b) First Colonial shall, in the event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach of any of its representations or agreements contained or referred to herein, which has a FCBC Material Adverse Effect or which would cause any of the conditions to the obligations of any party set forth in Article VIII not to be satisfied, give prompt written notice thereof to Firstar and use its best efforts to prevent or promptly remedy the same.

             5.06. Affiliates; Accounting and Tax Treatment; Stock Repurchases. Within 15 days after the date of this Agreement, (a) First Colonial shall deliver to Firstar a listing of the persons who are then "Affiliates" of First Colonial for purposes of Rule 145 under the Securities Act, which shall constitute a representation and warranty of First Colonial to that effect, (b) First Colonial shall advise the persons identified in such listing of the resale restrictions imposed by applicable securities laws and (c) FCBC shall use its best efforts to obtain from each such person a written agreement, substantially in the form attached as Exhibit 5.06 hereto. First Colonial shall cause any person who becomes an affiliate of First Colonial after the date hereof, and on or prior to the Closing Date, to deliver to Firstar a written agreement substantially in the form attached as Exhibit 5.06 hereto as soon as practicable after attaining such status and advise such person of the restrictions imposed by applicable securities laws upon the resale of Firstar Common Stock and Firstar Preferred Stock delivered pursuant to the Merger. First Colonial will use its best efforts to cause the Merger to qualify (i) for pooling-of-interests accounting treatment and (ii) as a reorganization under Section 368(a)(1)(A) of the Code. Prior to the Closing, First Colonial shall use its best efforts to repurchase FCBC Common Stock in amounts sufficient to satisfy reasonably anticipated future issuances of shares of FCBC Common Stock prior to the Effective Time upon the conversion of FCBC Series C Preference Stock, upon the exercise of FCBC Stock Options or pursuant to the Mandatory Stock Purchase Agreements, which repurchases will be made, and First Colonial shall be required to make such repurchases only to the extent that they are made,
   (a) in compliance with applicable law, (b) in a manner that will not adversely affect the ability of the Merger to qualify for such accounting and tax treatment and (c) in a manner that will not result in First Colonial having "tainted" stock for purposes of pooling-of-interests accounting treatment in connection with the Merger. As soon as practicable after the date hereof, First Colonial shall use its best efforts to obtain any consents necessary to enable it to make such repurchases of FCBC Common Stock.

             5.07. Dissent Process. First Colonial will give to Firstar prompt notice of its receipt of any written notice relating to the exercise of dissenters' rights granted under Section 262 of the DGCL including the name of the dissenting stockholder and the number of shares of FCBC Class B Common Stock or (if dissenters' rights are available for FCBC Series C Preference Stock) FCBC Series C Preference Stock to which the dissent relates. Firstar will have the right to participate in all negotiations and proceedings with First Colonial stockholders relating to any such notice or the exercise of such rights, and except as required by law, First Colonial will not make any payment with respect to, or settle or offer to settle, any dissent demands without the prior written consent of Firstar.

             5.08.     Expenses.

             (a) First Colonial hereby agrees that (x) if this Agreement or the transactions contemplated hereby are terminated, other than pursuant to (A) a termination by First Colonial pursuant to Section 10.01(a)(ii) or
   Section 10.01(a)(vi), (B) a termination by either party pursuant to
   Section 10.01(a)(iii) or Section 10.01(a)(iv), (C) a termination by mutual consent pursuant to Section 10.01(a)(i), (D) a termination by Firstar pursuant to Section 10.02 or (E) a termination pursuant to Section 10.01(a)(v) in which (i) the denial has been issued by the Board of Governors of the Federal Reserve System or the Illinois Commissioner, (ii) the reasons for such denial do not include a reason attributable to or relating to actions taken by First Colonial or any of its Subsidiaries, or attributable to the business or operations of First Colonial or any of its Subsidiaries, and (iii) at the time of such termination, a Competing Transaction shall not have occurred, or (y) if this Agreement or the transactions contemplated hereby are terminated and a Trigger Event (as defined below) has occurred, then First Colonial shall promptly (and in any event within two days after such termination) pay Firstar all Expenses (as defined below) of Firstar, but not to exceed $2.0 million.

             (b) "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the party and its affiliates) incurred by it or on its behalf in connection with the consummation of the transactions contemplated by this Agreement.

             (c) Except as otherwise provided herein, all Expenses incurred by Firstar (or Sub) and First Colonial in connection with or related to the authorization, preparation and execution of this Agreement and the Plan of Merger, the solicitation of stockholder approval and all other matters related to the closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its affiliates, shall be borne solely and entirely by the party which has incurred the same, except that the parties shall share equally in the expense of printing the S-4 and Proxy Statement and the expense of all SEC and other regulatory filing fees incurred in connection herewith.

             5.09. Delivery of Stockholder List. First Colonial shall arrange to have its transfer agent deliver to Firstar or its designee, immediately prior to the Closing Date, a true and complete list setting forth the names and addresses of the First Colonial stockholders (including holders of FCBC Receipts). From time to time prior to the Closing Date, First Colonial shall deliver to Firstar such information as Firstar may request regarding the holdings of stock of persons who may be affiliates of First Colonial and such other stockholder information as Firstar may reasonably request.

             5.10. Audited Financial Statements. First Colonial shall use reasonable efforts to cause its independent public accountants to deliver to Firstar, by January 31, 1995, an audited consolidated financial report of First Colonial as of and for the period ended December 31, 1994, and to make available to Firstar and its independent public accountants for their review the working papers of First Colonial's independent public accountants prepared in connection with such audit prior to and after January 31, 1995.

             5.11. Bank-Level Transactions. First Colonial will, and will cause FCBC Subsidiaries to, cooperate with Firstar and Sub in the preparation by Firstar or Sub of applications to the Federal Reserve Board, the Comptroller, the Illinois Commissioner and other appropriate regulatory authorities to effect, contingent on and as soon as reasonably practicable after consummation of the Merger, the transfer of certain FCBC Subsidiary assets and liabilities to and/or the merger of FCBC Subsidiaries with one or more Subsidiaries of Firstar or Sub; provided, however, that Firstar shall bear any Expenses incurred by First Colonial and the FCBC Subsidiaries pursuant to this Section 5.11.

             5.12. Sale of Certain Assets. From time to time prior to the Effective Time, upon the reasonable request of Firstar, First Colonial shall cause its Subsidiaries to sell such financial instruments as Firstar may identify.

             5.13. Allowance for Loan Losses. Immediately prior to the Effective Time, and contingent upon the Effective Time, First Colonial's consolidated allowance for loan losses after all anticipated loan losses have been charged off shall not be less than an amount requested by Firstar.

             5.14. Stockholder Meeting. (a) First Colonial shall call a meeting of its stockholders to be held as promptly as practicable for the purpose of voting upon the Merger Agreements and related matters and deliver notice of such meeting, as part of the Proxy Statement, to First Colonial stockholders (including holders of FCBC Receipts) in accordance with applicable law, the FCBC Certificate and the FCBC Deposit Agreement. First Colonial shall coordinate and cooperate with Firstar with respect to the timing of such meeting and shall use its best efforts to hold such meeting as soon as practicable after the date hereof, but in no event later than the latest of (i) December 1, 1994, (ii) thirty-five days after the S-4 becomes effective under the Securities Act and (iii) thirty-five days after Firstar's rights to terminate this Agreement under Section
   10.03 have terminated. First Colonial shall not, at such stockholders' meeting, submit any other matter for approval of its stockholders (except with the prior written consent of Firstar).

             (b) First Colonial will, through its Board of Directors, (i) unanimously recommend to its stockholders approval of such matters, (ii) not withdraw, modify or amend such recommendations, and (iii) use its best efforts to obtain such stockholder approval; provided, however, that nothing contained in this sentence shall prohibit the Board of Directors of First Colonial from failing to recommend such approval or withdrawing, modifying or amending its recommendation if (A) the Board of Directors of First Colonial is required to take such action to comply with its fiduciary duties to stockholders imposed by law as a result of the receipt of such Board of Directors of a bona fide proposal from a third party not affiliated with First Colonial to acquire control of First Colonial or substantially all of the assets of First Colonial (whether by means of a tender offer, exchange offer, merger, sale of assets or other transaction) after the date hereof (a "Competing Proposal"), (B) the Board of Directors of First Colonial obtains an opinion of counsel confirming such requirement prior to taking such action, and (C) the Board of Directors of First Colonial takes such action as is necessary to allow the stockholders of First Colonial to vote upon the Merger Agreements in accordance with the DGCL.

             5.15. Certain Agreements. Within 15 days after the date of this Agreement, First Colonial shall cause each of the holders of Subordinated Notes and obligors under the Mandatory Stock Purchase Agreements to duly execute and deliver to Firstar a written agreement with First Colonial and Firstar in the form attached hereto as Exhibit 5.15 pursuant to which, as of the Effective Time, each of the then outstanding Mandatory Stock Purchase Agreements shall thereafter represent the right and obligation to purchase shares of Firstar Common Stock rather than shares of FCBC Class B Common Stock and Firstar will assume the obligations of First Colonial under the then outstanding Subordinated Notes.

             5.16.     Environmental Matters.

             (a) Phase I. Firstar shall engage a mutually acceptable environmental consultant to conduct a preliminary ("Phase I") environmental assessment of customary scope of each of the parcels of FCBC Property, other than residential real property. Firstar and First Colonial will use reasonable efforts to agree upon the consultant within five business days after the date hereof, and Firstar will engage such consultant as soon as practicable after such agreement. The fees and expenses of the consultant with respect to the Phase I assessments shall be shared equally by Firstar and First Colonial. The consultant shall complete and deliver the Phase I assessments not later than 55 days after the date the consultant for the Phase I assessments is chosen. If any environmental conditions are found, suspected, or would tend to be indicated by the report of the consultant which, if known by First Colonial to be existing on the date hereof, may be contrary to the representations and warranties set forth in Section 3.08(b), then the parties shall obtain from one or more mutually acceptable consultants or contractors, as appropriate, recommendations as to any further environmental investigation, sampling, analysis, remediation, or other follow-up work that may be necessary to address those conditions in a manner sufficient to obtain a "no further action letter" or similar letter from state environmental authorities and estimates of the cost thereof.

             (b) Mutual Agreement. Upon receipt of the estimates of the costs of all follow-up work to the Phase I assessments or any subsequent investigation phases that may be conducted, the parties shall attempt to agree upon a course of action for further investigation and remediation of any environmental condition suspected, found to exist, or that would tend to be indicated by the report of the consultant. All work plans for any post-Phase I assessments or remediation, and any removal or remediation actions that may be performed, shall be mutually satisfactory to Firstar and First Colonial, except that (i) Firstar shall be entitled to cause to be performed such "Phase II" assessments as Firstar shall reasonably request, in each case having a scope reasonable under the circumstances, taking into account among other things the recommendations set forth in the Phase I assessments and (ii) First Colonial shall bear the costs of any measures taken under this Section 5.16 other than as provided in subsection (a). Firstar and First Colonial shall thereafter cooperate in the review, approval, and implementation of all work plans. If the work plans or removal or remediation actions with respect to all FCBC Property would entail an aggregate cost to complete that would be reasonably likely to exceed $3,000,000 in the aggregate, Firstar and First Colonial shall discuss a mutually acceptable modification to this Agreement under the standards of fair dealing and objective good faith.

             (c) Termination Right. If (i) the parties are unable to agree upon a course of action for further investigation and remediation of all environmental conditions and/or issues raised by environmental assessments with respect to all FCBC Property and/or a mutually acceptable modification of this Agreement within 85 days after the consultant for the Phase I assessments is chosen and (ii) the conditions and/or issues are not such that it can be determined to a reasonable degree of certainty within such 85-day period, based upon information then available to Firstar and First Colonial, that the risk and expense to which Firstar and its subsidiaries would be subject as the owner and/or operator of the FCBC Property involved can be quantified and limited to an amount that would not be reasonably likely to exceed $3,000,000 in the aggregate (including costs incurred by First Colonial or any FCBC Subsidiary prior to the Effective Time), then Firstar may terminate this Agreement pursuant to
   Section 10.02.

             (d) Cooperation. The specified time limitations on the rights of Firstar under this Section 5.16 and under Section 10.02 shall be conditioned upon the prompt and full cooperation of First Colonial and its representatives in connection with the matters herein involving the choice of mutually acceptable environmental consultants or contractors.

             (e) Other Action. During the period prior to the Effective Time, First Colonial shall cause each FCBC Subsidiary that proposes to acquire ownership or possession of any real property, through foreclosure or repossession or otherwise, to conduct a Phase I environmental assessment of such real property and any further environmental investigation, sampling or analysis reasonably required to ensure that such FCBC Subsidiary shall not acquire ownership or possession of any real property that is reasonably likely to cause the FCBC Subsidiary to be subject to or incur any liabilities, damages, penalties or removal, remediation or other costs as a result of its ownership or control of the property that will exceed the value of the property.

                                   ARTICLE VI
                          COVENANTS OF FIRSTAR AND SUB

             6.01. Affirmative Covenants. Firstar hereby covenants and agrees with First Colonial that prior to the Effective Time, unless the prior written consent of First Colonial shall have been obtained (which consent shall not be unreasonably withheld) and except as otherwise contemplated herein, it will:

             (a) maintain its corporate existence in good standing and maintain all books and records in accordance with accounting principles and practices as utilized in the Firstar Financial Statements applied on a consistent basis, except as may be required to implement changes in generally accepted accounting principles; and

             (b) conduct its business in a manner that does not violate any Law, except for possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Firstar Material Adverse Effect.

             6.02. Negative Covenants. Except as specifically contemplated by this Agreement, from the date hereof until the Effective Time, Firstar shall not do, or agree or commit to do, or permit any of its Subsidiaries to do, without the prior written consent of First Colonial (which shall not be unreasonably withheld) any of the following:

             (a) propose or adopt any amendments to its corporate charter or by-laws in any way adverse to First Colonial; provided, however, that any amendment to the bylaws of Firstar to increase the size of its Board of Directors shall not be deemed adverse to First Colonial and any amendment to the Restated Articles of Incorporation of Firstar effected solely by action of the Board of Directors of Firstar shall not be deemed adverse to First Colonial;

             (b) take action which would or is reasonably likely to (i) adversely affect the ability of either of Firstar or First Colonial to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby; (ii) adversely affect Firstar's ability to perform its covenants and agreements under this Agreement; or
   (iii) result in any of the conditions to the Merger set forth in Article VIII not being satisfied; or

             (c)  agree in writing or otherwise to do any of the foregoing.

             6.03. Rights Plan. Nothing herein shall be deemed to prohibit Firstar from (a) redeeming the Rights or (b) if the Rights are so redeemed, entering into a new rights agreement similar to the Rights Agreement which shall take effect immediately following the Effective Time.

             6.04. Access and Information. For no more than fifteen days in total after the date hereof and prior to the Closing Date, upon reasonable notice, Firstar shall (and shall cause each of its respective Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of First Colonial, access, during normal business hours to all its properties, books, contracts, commitments and records. During the period prior to the Effective Time, Firstar shall (and shall cause each of its respective Subsidiaries to) furnish promptly to First Colonial (i) a copy of each Firstar Report filed by it during such period pursuant to the requirements of federal securities laws promptly after such documents are available and (ii) all other information concerning its business, properties and personnel as First Colonial may reasonably request.

             6.05. Breaches. Firstar shall, in the event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, which has a Firstar Material Adverse Effect or which would cause any of the conditions to the obligations of any party set forth in Article VIII not to be satisfied, give prompt written notice thereof to First Colonial and use its best efforts to prevent or promptly remedy the same.

             6.06. Stock Exchange Listing. Firstar shall use its best efforts to cause the shares of Firstar Common Stock to be issued in the Merger, pursuant to the Firstar Stock Options and under the Mandatory Stock Purchase Agreements to be approved for listing on the New York Stock Exchange ("NYSE"), subject to official notice of issuance, prior to the Closing Date. Firstar shall use all reasonable efforts to cause the Firstar Receipts to be approved, prior to the mailing of the Proxy Statement, for listing on the Nasdaq National Market or a national securities exchange (within the meaning of Section 262(b)(1) of the DGCL), subject to official notice of issuance.

             6.07. Firstar Board. Promptly after the Effective Time, Firstar shall cause the number of directors on its Board of Directors to be increased by one and the vacancy thus created to be filled by the election of C. Paul Johnson.

             6.08.     Indemnification.

             (a) From and after the Effective Time, Firstar shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of First Colonial or any of the FCBC Subsidiaries (the "Indemnified Parties") against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of First Colonial or any FCBC Subsidiary, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent a corporation is permitted under the DGCL to indemnify its own directors and officers, as the case may be (and Firstar will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law upon receipt of any undertaking contemplated by Section 8.05(a) of the Bylaws of Firstar). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective Time),
   (i) the Indemnified Parties may retain counsel satisfactory to them and Firstar; (ii) after the Effective Time, Firstar shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and (iii) after the Effective Time, Firstar will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that Firstar shall not be liable for any settlement of any claim effected without its written consent, which consent shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 6.08, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Firstar (but the failure so to notify Firstar shall not relieve it from any liability which it may have under this Section 6.08 except to the extent such failure prejudices such party), and shall deliver to Firstar the undertaking contemplated by Section 8.05(a) of the Bylaws of Firstar. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

             (b) Notwithstanding subsection (a) of this Section 6.08, Firstar shall ensure that all rights to indemnification and all limitations of liability existing in favor of the Indemnified Parties and employees of First Colonial and each FCBC Subsidiary as provided in First Colonial's Certificate of Incorporation and By-laws or similar governing documents of any of its Subsidiaries, as in effect as of the date hereof, with respect to claims or liabilities arising from facts or events existing or occurring prior to the Effective Time, shall survive the Merger and shall continue in full force and effect, without any amendment to such rights, for a period of five (5) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim. From and after the Effective Time, Firstar will maintain or cause Sub to maintain First Colonial's current insurance policy for directors' and officers' liabilities or an equivalent policy having terms and conditions no less favorable than those in effect on the date of this Agreement for all present and former directors and officers of First Colonial who are covered by such current insurance policy; provided, however, that Firstar's obligation under this subsection (b) shall be completely satisfied at such time as Firstar and/or Sub shall have satisfied either of the following conditions: (i) Firstar or Sub shall have maintained an insurance policy in accordance with this subsection for a period of three years from and after the Effective Time or (ii) Firstar and Sub shall have incurred aggregate costs to maintain insurance in accordance with this subsection equal to $250,000.

             (c) The provisions of this Section 6.08 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

             6.09. Accounting and Tax Treatment. Firstar and Sub will use their best efforts to cause the Merger to qualify (i) for pooling-of-interests accounting treatment and (ii) as a reorganization under Section 368(a)(1)(A) of the Code.

             6.10. Regulatory Filings. Firstar will (a) proceed as expeditiously as possible to prepare any and all necessary regulatory applications, notices and requests for waivers for submission to the Federal Reserve Board, the Illinois Commissioner and any other regulatory agency to obtain such approvals as may be necessary to facilitate the Merger, (b) no later than sixty (60) days from the date hereof, submit for filing all such applications, notices or requests for waivers and (c) provide First Colonial and its counsel with an opportunity to review the portions of drafts of all such applications that contain information regarding First Colonial and all nonconfidential portions and to comment on such portions. The obligation of Firstar to submit applications, notices or requests referred to in this Section 6.10 within the specified time limit shall be conditioned upon the prompt and full cooperation of First Colonial and its representatives in providing information with regard to First Colonial and the FCBC Subsidiaries required therein and in commenting upon the drafts provided First Colonial and its counsel. Firstar will provide First Colonial and its counsel with copies of the public portions of all such applications as filed, together with nonconfidential portions of correspondence to or from the Federal Reserve Board and Illinois Commissioner with respect thereto.

             6.11. Employee Benefits. Effective as of and after the Effective Time, Firstar will comply with its agreements to provide employee benefits set forth in the letter of even date herewith between Jon H. Stowe and C. Paul Johnson.

             6.12. Form S-8 Registration Statement for Firstar Stock Options. On or prior to the Effective Time, Firstar shall cause to be prepared and filed with the SEC, and to have become effective, a Registration Statement on Form S-8 relating to the shares of Firstar Common Stock that may be issued under the Firstar Stock Options after the Effective Time.

             6.13. Post-Merger Financial Statements. Not later than 150 days after the Effective Date, Firstar will publish financial results covering at least 30 days of combined operations of the parties to the Merger within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies.

             6.14. Notice of Anticipated Breach or Failure of Condition. Firstar shall, in the event it becomes aware of any event or condition which would cause or constitute a material breach of any of First Colonial's representations or agreements contained or referred to herein, or which would cause any of the conditions to the obligations of Firstar set forth in Article VIII not to be satisfied, use its best efforts to give prompt written notice thereof to First Colonial; provided, however, that the rights and obligations of Firstar and First Colonial hereunder shall not be affected by Firstar's failure to give such notice or delay in giving such notice.

             6.15 Expenses. Firstar agrees that if this Agreement or the transactions contemplated hereby are terminated by First Colonial pursuant to Section 10.01(a)(ii), Firstar shall promptly (and in any event within two days after such termination) pay First Colonial all Expenses of First Colonial, but not to exceed $2.0 million.

                                   ARTICLE VII
                              ADDITIONAL AGREEMENTS

             7.01. Preparation of S-4 and the Proxy Statement. First Colonial shall promptly prepare and file with the SEC the Proxy Statement, and Firstar shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of Firstar and First Colonial shall use its best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing. Firstar shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Firstar Common Stock and Firstar Preferred Stock in the Merger, and First Colonial shall furnish all information concerning First Colonial, the holders of FCBC Common Stock and the holders of FCBC Series C Preference Stock as may be reasonably requested in connection with any such action.

             7.02. Legal Conditions to Merger. Each of First Colonial, Firstar and Sub will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger (including furnishing all information required by the Federal Reserve Board or in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger. Each of First Colonial, Firstar and Sub will, and will cause its Subsidiaries to, take in a prompt manner all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by Firstar, First Colonial or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement or the Plan of Merger. The obligation to take all reasonable actions shall not be construed as including an obligation to accept any terms of or conditions to a consent, authorization, order or approval of, or any exemption by, any party that
   (i) are not customarily contained in approvals of similar transactions granted by such regulators, (ii) would, as determined by Firstar in good faith, have a material adverse effect on the business or financial condition of Firstar and its Subsidiaries, or (iii) would, as determined by Firstar in good faith, materially detract from the value of First Colonial and its Subsidiaries to Firstar. In the event of a restraining order or injunction which prevents the Closing by reason of the operation of Section 8.01(d), First Colonial, Firstar and Sub shall use their respective best efforts to cause such order or injunction to be lifted and the Closing consummated as soon as reasonably practicable.

             7.03.     Reports.

             (a) Prior to the Effective Time, (i) First Colonial shall prepare and file as and when required all FCBC Reports and (ii) Firstar shall prepare and file as and when required all Firstar Reports.

             (b) First Colonial and Firstar shall prepare such FCBC Reports and Firstar Reports, respectively, such that (i) they comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they are filed and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) with respect to any FCBC Reports or Firstar Reports containing financial information of the type included in the FCBC Financial Statements or the Firstar Financial Statements, respectively, the financial information (A) is prepared in accordance with generally accepted accounting principles and practices as utilized in the FCBC Financial Statements or the Firstar Financial Statements, as the case may be, applied on a consistent basis (except as stated therein or in the notes thereto), (B) presents fairly the consolidated financial condition of First Colonial or Firstar, as the case may be, at the dates, and the consolidated results of operations and cash flows for the periods, stated therein and (C) in the case of interim fiscal periods, reflects all adjustments, consisting only of normal recurring items, subject to year-end audit adjustments.

             7.04. Brokers or Finders. Each of Firstar and First Colonial represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Donaldson, Lufkin & Jenrette, whose fees and expenses will be paid by First Colonial in accordance with First Colonial's agreement with such firm (a copy of which has been delivered by First Colonial to Firstar prior to the date of this Agreement), and Merrill Lynch & Co., whose fees and expenses will be paid by Firstar in accordance with Firstar's agreements with such firm, and each of Firstar and First Colonial respectively agree to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

             7.05. Additional Agreements; Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate vote of stockholders of First Colonial described in Section 8.01(a), including cooperating fully with the other party.

                                  ARTICLE VIII
                              CONDITIONS PRECEDENT

             8.01. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

             (a) Corporate Approval. The Merger Agreements shall have been approved and adopted by the requisite vote of the holders of the outstanding shares of FCBC Common Stock.

             (b) Federal Reserve Board and Illinois Commissioner. The Merger Agreements and the transactions contemplated hereby shall have been approved by the Federal Reserve Board and the Illinois Commissioner with no terms or conditions that Firstar both does not accept and is not obligated under Section 7.02 to accept, all conditions required to be satisfied prior to the Effective Time imposed by the terms of such approvals shall have been satisfied and all waiting periods relating to such approvals shall have expired.

             (c) S-4; Securities Laws. The S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order. Firstar shall have received all state securities or "blue sky" permits and other authorizations necessary to issue the Firstar Common Stock and Firstar Preferred Stock in exchange for the FCBC Common Stock and FCBC Series C Preference Stock and to consummate the Merger.

             (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect.

             (e) Listing of Firstar Common Stock. The Firstar Common Stock issuable in the Merger, pursuant to the Firstar Stock Options and under the Mandatory Stock Purchase Agreements shall have been authorized for listing on the New York Stock Exchange, upon official notice of issuance.

             (f) Opinion of Financial Adviser. As of the date of the mailing of the Proxy Statement, the Fairness Opinion may not be included in the Proxy Statement because Donaldson, Lufkin & Jenrette shall have withdrawn or modified in any material respect the Fairness Opinion due to a determination by such firm that the Fairness Opinion was erroneous.

             8.02. Conditions of Obligations of Firstar and Sub. The obligations of Firstar and Sub to effect the Merger are subject to the satisfaction of the following conditions unless waived in writing by Firstar and Sub:

             (a) Representations and Warranties. Each of the representations and warranties of First Colonial set forth in this Agreement, without giving effect to any update to the FCBC Disclosure Letter or notice to Firstar under Section 5.05, shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for changes expressly contemplated by this Agreement, and Firstar and Sub shall have received a certificate signed on behalf of First Colonial by the chief executive officer and by the chief financial officer of First Colonial to such effect.

             (b) Performance of Obligations of First Colonial. First Colonial shall have performed in all material respects each of the obligations required to be performed by it under this Agreement and the Plan of Merger at or prior to the Closing Date, and Firstar and Sub shall have received a certificate signed on behalf of First Colonial by the chief executive officer and by the chief financial officer of First Colonial to such effect.

             (c) Letters from FCBC Affiliates. Firstar shall have received from each person named in the FCBC Disclosure Letter or otherwise referred to in Section 5.06 an executed copy of an agreement substantially in the form of Exhibit 5.06 hereto.

             (d) Tax Opinion. An opinion of Vedder, Price, Kaufman & Kammholz, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Firstar, Sub and First Colonial will each be a party to that reorganization within the meaning of Section 368(b) of the Code, dated on or about the date that is two business days prior to the date the Proxy Statement is first mailed to stockholders of First Colonial, shall have been delivered and shall not have been withdrawn or modified in any material respect.

             (e) Consents Under Agreements. First Colonial shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the succession by Sub pursuant to the Merger to any obligation, right or interest of First Colonial or any FCBC Subsidiary under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a FCBC Material Adverse Effect, whether prior to or following the consummation of the transactions contemplated hereby.

             (f) Pooling Opinions. Firstar shall have received an opinion from KPMG Peat Marwick, as independent public accountants of Firstar, and an opinion from KPMG Peat Marwick, as independent public accountants of First Colonial, to the effect that the Merger qualifies for pooling-of-interests accounting treatment if consummated in accordance with the Merger Agreements.

             (g) No Amendments to Resolutions. Neither the Board of Directors of First Colonial nor any committee thereof shall have amended, modified, rescinded or repealed the resolutions adopted by the Board of Directors at a meeting duly called and held on July 31, 1994 (accurate and complete copies of which have been provided to Firstar) and shall not have adopted any other resolutions in connection with this Agreement and the transactions contemplated hereby inconsistent with such resolutions.

             (h) No Material Adverse Change. There shall have been no material adverse change since the Latest Statement Date in the financial condition, results of operations or business of First Colonial and the FCBC Subsidiaries taken as a whole, other than any changes resulting primarily by reason of changes in banking laws or regulations (or interpretations thereof), changes in the general level of interest rates, changes in economic, financial or market conditions affecting the banking industry generally in the regions in which First Colonial and the FCBC Subsidiaries operate or changes that may occur as a consequence of actions that First Colonial is expressly obligated to take under this Agreement.

             (i) No Proceeding or Litigation. No material action, suit or proceeding before any court or any governmental or regulatory authority shall be pending against Firstar, First Colonial or any affiliate, associate, officer or director of either of them (other than litigation commenced by Firstar or any of its affiliates so long as no order or injunction of a court of competent jurisdiction is in effect in such litigation on the Closing Date that does restrain, enjoin or prevent the Closing), seeking to restrain, enjoin, prevent, change or rescind the transactions contemplated hereby or questioning the validity or legality of any such transactions which action, suit or proceeding Firstar reasonably determines does not involve only frivolous claims.

             (j) Accountant's Review Letters. Firstar shall have received the letters described in Section 5.03 regarding the financial statements of First Colonial.

             (k) Opinion of Counsel. First Colonial shall have delivered to Firstar an opinion of its counsel, Vedder, Price, Kaufman & Kammholz, dated as of the Closing Date and in form and substance satisfactory to the counsel of Firstar, to the effect that: (i) First Colonial is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation with full corporate power and authority to enter into this Agreement and the Plan of Merger and to consummate the transactions contemplated thereby; (ii) all corporate proceedings on the part of First Colonial necessary to be taken in connection with the Merger and (except for the filing of the Articles of Merger and Certificate of Merger) necessary to make same effective have been duly and validly taken;
   (iii) this Agreement and the Plan of Merger have been duly and validly authorized, executed and delivered on behalf of First Colonial and constitute (subject to standard exceptions to enforceability arising from the bankruptcy laws and rules of equity) valid and binding agreements of First Colonial; (iv) the execution of the Articles of Merger and Certificate of Merger by First Colonial has been duly and validly authorized; and (v) in the course of the preparation of the S-4 and the Proxy Statement such counsel has considered the information set forth therein in light of the matters required to be set forth therein, and has participated in conferences with officers and representatives of First Colonial and Firstar, including their respective counsel and independent public accountants, during the course of which the contents of the S-4 and the Proxy Statement and related matters were discussed. Such counsel has not independently checked the accuracy or completeness of, or otherwise verified, and accordingly is not passing upon, and does not assume responsibility for, the accuracy, completeness or fairness of the statements contained in the S-4 or the Proxy Statement; and such counsel has relied as to materiality, to a large extent, upon the judgment of officers and representative of First Colonial and Firstar. However, as a result of such consideration and participation, nothing has come to such counsel's attention which causes such counsel to believe that the S-4 (other than the financial statements, financial data, statistical data and supporting schedules included therein, and information relating to or supplied by Firstar as to which such counsel expresses no belief), at the time it became effective, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that the Proxy Statement (other than the financial statements, financial data, statistical data and supporting schedules included therein, and information relating to or supplied by Firstar, as to which such counsel expresses no belief), at the time the S-4 became effective, included any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

             (l) Fractional Shares; Dissenters. The aggregate of (i) the fractional share interests in Firstar Common Stock to be paid in cash pursuant to Section 2.02(e) of the Plan of Merger, (ii) the shares of Firstar Common Stock that would be issuable by virtue of the Merger with respect to shares of FCBC Class B Common Stock outstanding on the record date for the meeting of First Colonial stockholders to consider the Merger that will not be converted into Firstar Common Stock due, directly or indirectly, to the exercise of dissenters' rights granted under Section 262 of the DGCL, and (iii) the shares of Firstar Common Stock that would be issuable upon conversion of Firstar Preferred Stock that would be issuable by virtue of the Merger with respect to shares of FCBC Series C Preference Stock outstanding on the record date for the meeting of First Colonial stockholders to consider the Merger that will not be converted into Firstar Preferred Stock due, directly or indirectly, to the exercise of such dissenters' rights (if any), shall not be more than 10% of the maximum aggregate number of shares of Firstar Common Stock which could be issued at the Effective Time as a result of the Merger.

             (m) Allowance of Loan Losses. As of the Effective Time, and contingent upon the Effective Time, First Colonial's consolidated allowance for loan losses after all anticipated loan losses have been charged off shall not be less an amount requested by Firstar.

             (n) Outstanding FCBC Common Stock. As of the Closing Date, the number of outstanding shares of FCBC Common Stock shall not be greater than 9,994,429.

             8.03. Conditions of Obligations of First Colonial. The obligation of First Colonial to effect the Merger is subject to the satisfaction of the following conditions unless waived in writing by First
   Colonial:

             (a) Representations and Warranties. Each of the representations and warranties of Firstar and Sub set forth in this Agreement, without giving effect to any notice to First Colonial pursuant to Section 6.05, shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for changes expressly contemplated by this Agreement, and First Colonial shall have received a certificate signed on behalf of Firstar by the Chief Executive Officer and by the chief financial officer of Firstar to such effect.

             (b) Performance of Obligations of Firstar and Sub. Firstar and Sub shall have performed in all material respects each of the obligations required to be performed by them under this Agreement and the Plan of Merger at or prior to the Closing Date, and First Colonial shall have received a certificate signed on behalf of Firstar by the Chief Executive Officer and by the chief financial officer of Firstar to such effect.

             (c) Tax Opinion. An opinion of Vedder, Price, Kaufman & Kammholz, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Firstar, Sub and First Colonial will each be a party to that reorganization within the meaning of Section 368(b) of the Code, dated on or about the date that is two business days prior to the date the Proxy Statement is first mailed to stockholders of First Colonial, shall have been delivered and shall not have been withdrawn or modified in any material respect.

             (d) Consents Under Agreements. Firstar shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of First Colonial, individually or in the aggregate, have a Firstar Material Adverse Effect or upon the consummation of the transactions contemplated hereby.

             (e) No Amendments to Resolutions. Neither the Board of Directors of Firstar nor any committee thereof shall have amended, modified, rescinded or repealed the resolutions adopted by the Board of Directors of Firstar at a meeting duly called and held on July 29, 1994 (accurate and complete copies of which have been provided to First Colonial) and shall not have adopted any other resolutions in connection with this Agreement and the transactions contemplated hereby inconsistent with such resolutions.

             (f) Opinion of Counsel. Firstar shall have delivered to First Colonial an opinion of Howard H. Hopwood III, Senior Vice President and General Counsel of Firstar, dated as of the Closing Date and in form and substance reasonably satisfactory to the counsel of First Colonial, to the effect that: (i) each of Firstar and Sub is a corporation validly existing under the laws of its jurisdiction of incorporation with full corporate power and authority to enter into this Agreement and the Plan of Merger and to consummate the transactions contemplated thereby; (ii) all corporate proceedings on the part of Firstar and Sub necessary to be taken in connection with the Merger and (except for the filing of the Articles of Merger and Certificate of Merger) necessary to make same effective have been duly and validly taken; (iii) this Agreement has been duly and validly authorized, executed and delivered on behalf of Firstar and constitutes (subject to standard exceptions to enforceability arising from the bankruptcy laws and rules of equity) a valid and binding agreement of Firstar; (iv) the execution of the Articles of Merger and Certificate of Merger by Firstar and Sub has been duly and validly authorized; (v) the shares of Firstar Common Stock and Firstar Preferred Stock to be issued in the Merger will, when issued, be duly authorized, validly issued, fully paid and non-assessable (except as provided in Section 180.0622(2)(b) of the WBCL) and not have been issued in violation of any preemptive rights; and (vi) in the course of the preparation of the S-4 and the Proxy Statement such counsel has considered the information set forth therein in light of the matters required to be set forth therein, and has participated in conferences with officers and representatives of First Colonial and Firstar, including their respective counsel and independent public accountants, during the course of which the contents of the S-4 and the Proxy Statement and related matters were discussed. Such counsel has not independently checked the accuracy or completeness of, or otherwise verified, and accordingly is not passing upon, and does not assume responsibility for, the accuracy, completeness or fairness of the statements contained in the S-4 or the Proxy Statement; and such counsel has relied as to materiality, to a large extent, upon the judgment of officers and representative of First Colonial and Firstar. However, as a result of such consideration and participation, nothing has come to such counsel's attention which causes such counsel to believe that the S-4 (other than the financial statements, financial data, statistical data and supporting schedules included therein, and information relating to or supplied by First Colonial as to which such counsel expresses no belief), at the time it became effective, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that the Proxy Statement (other than the financial statements, financial data, statistical data and supporting schedules included therein, and information relating to or supplied by First Colonial, as to which such counsel expresses no belief), at the time the S-4 became effective, included any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

             (g) No Material Adverse Change. Except as disclosed in the Firstar Disclosure Letter, there shall have been no material adverse change since the Latest Statement Date in the financial condition, results of operations or business of Firstar and the Firstar Subsidiaries taken as a whole, other than any changes resulting primarily by reason of changes in banking laws or regulations (or interpretations thereof), changes in the general level of interest rates or changes in economic, financial or market conditions affecting the banking industry generally in the regions in which Firstar and the Firstar Subsidiaries operate.

                                   ARTICLE IX
                                   INDUCEMENT

             9.01. Inducement. (a) Subject to subsection (d), As a condition and inducement to Firstar's willingness to enter into and perform this Agreement, in the event that a Trigger Event (as hereinafter defined) has occurred, then First Colonial shall pay to Firstar a fee of $7,500,000, which payment shall be in addition to that contemplated by
   Section 5.08(a). Such fee shall be payable in immediately available funds within two days following the occurrence of a Trigger Event.

             (b) As used herein, "Trigger Event" shall mean the occurrence of one or more of the following events:

                  (i) A Transaction Proposal (as defined below) shall have occurred;

                  (ii) Termination of this Agreement following a wilful and material breach thereof by First Colonial; or

                  (iii)     (A) The Board of Directors of First Colonial
        (1) shall have withdrawn, modified or amended in any respect its approval or recommendation of this Agreement or the transactions contemplated thereby, or (2) shall not at the appropriate time have recommended or shall have withdrawn, modified or amended in any respect its recommendation that its stockholders vote in favor of this Agreement, or (3) shall not have included such recommendation in the Proxy Statement, or (B) the Board of Directors of First Colonial shall have resolved to do any of the foregoing.

             (c) As used in this Agreement, "Person" shall mean any individual, firm, corporation, or other entity and shall include any syndicate or group of persons deemed to be a "person" by Section 13(d)(3)(e) of the Exchange Act. As used in this Agreement,

                  (i) "Transaction Proposal" shall mean (A) a bona fide tender offer or exchange offer for at least 25% of the then outstanding shares of any class of capital stock of First Colonial shall have been made by any Person (excluding Firstar or any of its Subsidiaries or Affiliates), (B) any Person (other than Firstar or any Subsidiary or Affiliate thereof) shall have filed an application under the Bank Holding Company Act of 1956, as amended, or the Change in Bank Control Act, as amended, with respect to the acquisition by such person of any shares of the capital stock of First Colonial, (C) a merger, consolidation or other business combination with First Colonial, or with any Subsidiary of First Colonial, shall have been effected by any Person, or an agreement relating to any such transaction shall have been entered into, (D) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (whether in one transaction or a series of related transactions) involving a substantial part of First Colonial's consolidated assets (including stock of any of First Colonial's Subsidiaries), or all or a substantial part of the assets of any of First Colonial's Subsidiaries, to any Person shall have been effected, or any agreement relating to such transaction shall have been entered into, (E) the acquisition by any Person, other than (1) Firstar or any Subsidiary or Affiliate of Firstar (other than in a fiduciary capacity) or (2) any of First Colonial's Subsidiaries in a fiduciary capacity for third parties, none of whom beneficially owns 10% or more of the outstanding shares of any class of the capital stock of First Colonial, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, which will be deemed for purposes hereof to provide that such Person beneficially owns any shares of the capital stock of First Colonial that may be acquired by such person pursuant to any right, option, warrant or other agreement, regardless of when such acquisition would be permitted by the terms thereof) of 10% or more of the outstanding shares of any class of the capital stock of First Colonial (including capital stock currently beneficially owned by such Person) or, if such Person currently beneficially owns 10% or more of the outstanding shares of any class of capital stock of First Colonial, of any additional shares of the capital stock of First Colonial (other than pursuant to such Person's rights and obligations as of the date hereof under FCBC Stock Options, Mandatory Stock Purchase Agreements, FCBC Series C Preference Stock and/or FCBC Class B Common Stock) (and other than, as to all of this clause (E), transfers of securities of First Colonial contemplated by, and solely among the parties to, that certain "Restatement of Stockholder Agreement and Stockholder Insurance Agreement dated October 17, 1984," dated as of February 18, 1987, as amended by an amendment dated March 6, 1994), (F) any reclassification of securities or recapitalization of First Colonial or other transaction that has the effect, directly or indirectly, of increasing the proportionate share of any class of equity security (including securities convertible into equity securities) of First Colonial which is owned by any Person (excluding Firstar or any of its Subsidiaries or Affiliates) shall have been effected, or any agreement relating to such transaction shall have been entered into or plan with respect thereto adopted, (G) any transaction having an effect similar to those described in (A) through (F) above, or (H) a public announcement with respect to a proposal, plan or intention by First Colonial or another Person (excluding Firstar or any of its Subsidiaries or Affiliates) to effect any of the foregoing transactions; provided, however, that in the case of the events described in clauses (A), (B) and (H) in this definition, and events described in clause (G) having an effect similar to those described in clauses (A) and (B) (the "Events"), such Events shall not constitute a "Transaction Proposal" hereunder unless after the occurrence of any such Event, either (x) the Board of Directors of First Colonial (1) recommends such Event to its stockholders for acceptance; (2) fails to undertake such acts as Firstar reasonably requests to oppose such Event (provided that First Colonial not incur significant legal expense); or (3) fails to recommend approval of this Agreement to First Colonial's stockholders; or (y) First Colonial's stockholders shall have failed to approve this Agreement at a meeting duly called for such purpose; and provided, further, that any transaction contemplated by this Agreement (other than transactions contemplated by Section 5.01(g), Section 5.02(f) or the proviso to Section 5.14(b)) shall be specifically exempt from the definition of "Transaction Proposal"; and

                  (ii) "Affiliate" shall mean a person that directly or indirectly, through one or more intermediaries, (A) owns beneficially, directly or indirectly, in excess of 10% of the voting capital stock of any other Person or (B) controls, is controlled by, or is under common control with, another person.

             (d) The rights of Firstar hereunder shall terminate upon the earliest to occur of (i) the Effective Time, (ii) the termination of this Agreement by First Colonial pursuant to Section 10.01(a)(ii), (iii) the termination of this Agreement by mutual agreement of the parties or (iv) the expiration of one year after the termination of this Agreement (other than terminations described in clause (ii) or (iii)).

                                    ARTICLE X
                            TERMINATION AND AMENDMENT

             10.01. Termination. (a) This Agreement and the Plan of Merger may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of First Colonial or Firstar:

             (i) by mutual consent of the Board of Directors of Firstar and the Board of Directors of First Colonial;

             (ii) by either Firstar or First Colonial (A) if there has been a material breach (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall have been breached in any respect) of any representation, warranty, covenant or agreement on the part of First Colonial, on the one hand, or Firstar and Sub, on the other hand, respectively, set forth in this Agreement, or (B) if any representation or warranty of First Colonial, on the one hand, or Firstar and Sub, on the other hand, respectively, shall be discovered to have become materially untrue (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall have become untrue in any respect), in either case which breach or other condition has not been cured within 10 business days following receipt by the nonterminating party of notice of such breach or other condition;

             (iii) by either Firstar or First Colonial if any permanent Injunction preventing the consummation of the Merger shall have become final and nonappealable;

             (iv) by either the Board of Directors of Firstar or the Board of Directors of First Colonial if the Merger shall not have been consummated before July 31, 1995, for a reason other than the failure of the terminating party to comply with its obligations under this Agreement;

             (v) by the Board of Directors of either of Firstar or First Colonial if the Federal Reserve Board or the Illinois Commissioner has denied approval of the Merger and, if such denial is appealable, neither Firstar nor First Colonial has, within 30 days after the entry of the Federal Reserve Board's or the Illinois Commissioner's order denying such approval, filed a petition seeking review of such order as provided by Section 9 of the BCH Act or applicable Illinois law;

             (vi) by First Colonial, on either of the two trading days immediately after the Ten-Day Calculation Period, as defined below, if both of the following conditions are satisfied:

                  (1) the average of the daily closing prices of a share of Firstar Common Stock as reported on the consolidated tape of the NYSE during the Ten-Day Calculation Period (the "Firstar Average Price") is less than $29.00; and

                  (2) the number obtained by dividing the Firstar Average Price by the closing price of Firstar Common Stock as reported on the consolidated tape of the NYSE on the trading day immediately preceding the public announcement of this Agreement is less than the number obtaining by dividing the Final Index Price (as defined in subsection (b) below) by the Initial Index Price (as defined in subsection (b) below) and subtracting .125 from such quotient.

             (b)  For purposes of this Section 10.01:

             (i) The "Index Group" shall mean all of those companies listed on Exhibit 10.01 the common stock of which is publicly traded and as to which there is no pending publicly announced proposal at any time during the Ten-Day Calculation Period for such company to acquire another company or companies in transactions with a value exceeding 10% of the acquiror's market capitalization or for such company to be acquired. In the event that any such company or companies are so removed from the Index Group, the weights attributed to the remaining companies shall be adjusted proportionately.

             (ii) The "Initial Index Price" shall mean the weighted average (weighted in accordance with the factors listed on Exhibit 10.01) of the per share closing prices of the common stock of the companies comprising the Index Group, as reported on the consolidated transactions reporting system for the market or exchange on which such common stock is principally traded, on the trading day immediately preceding the public announcement of this Agreement.

             (iii) The "Final Price" of any company belonging to the Index Group shall mean the average of the daily closing sale prices of a share of common stock of such company, as reported in the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, during the Ten-Day Calculation Period.

             (iv) The "Final Index Price" shall mean the weighted average (weighted in accordance with the factors listed on Exhibit 10.01) of the Final Prices for all of the companies comprising the Index Group.

             (v) The "Ten-Day Calculation Period" shall mean the ten (10) consecutive trading days commencing on the first business day following the date the Federal Reserve Board issues an order approving consummation of the Merger.

   If Firstar or any company belonging to the Index Group declares a stock dividend or effects a reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Meeting Date, the closing prices for the common stock of such company shall be appropriately adjusted for the purposes of the definitions above so as to be comparable to the price on the date of this Agreement.

             10.02. Environmental Conditions Termination. Subject to the next following sentence, Firstar may terminate this Agreement within 95 days of the date that a consultant is chosen pursuant to Section 5.16 if, and only if, (a) any environmental conditions are found, suspected, or indicated by the environmental assessments obtained pursuant to the investigation under Section 5.16 which, if known by First Colonial to be existing on the date hereof, would be contrary to First Colonial's representations and warranties set forth in Section 3.08(b); (b) the parties are unable to agree upon a course of action for further investigation and remediation of all environmental conditions and/or issues raised by environmental assessments with respect to all FCBC Property and/or a mutually acceptable modification to this Agreement within 85 days of the date that a consultant is chosen pursuant to Section 5.16(a); (c) the conditions and/or issues are not such that it can be determined to a reasonable degree of certainty within such 85 day period, based upon information then available to Firstar and First Colonial, that the risk and expense to which Firstar and its subsidiaries would be subject as owner and/or operator of the FCBC Property involved can be quantified and limited to an amount that would not be reasonably likely to exceed $3,000,000 in the aggregate (including costs incurred by First Colonial or any FCBC Subsidiary prior to the Effective Time); and (d) Firstar gives First Colonial written notice of its intent to terminate this Agreement pursuant hereto not less than five days prior to the effective date of such termination. Notwithstanding the foregoing, Firstar may, pursuant to a written instrument signed by it (which shall not be deemed to be an amendment or modification to this Agreement) terminate its rights to terminate this Agreement pursuant to this Section as of any date specified in such written instrument that is prior to the date such rights would otherwise expire. Notwithstanding any other provision of this Agreement to the contrary, Firstar shall not be entitled to terminate this Agreement by virtue of any environmental matter relating to FCBC Property on which any assessment is conducted pursuant to Section 5.16(a), including but not limited to a breach of Section 3.08(b), effective at any time that is later than the date 95 days after the date a consultant is chosen pursuant to Section 5.16(a).

             10.03. Effect of Termination. In the event of termination of this Agreement by either First Colonial or Firstar as provided in Section
   10.01 or Section 10.02, this Agreement and the Plan of Merger shall forthwith become void and there shall be no liability or obligation on the part of Firstar or First Colonial or their respective officers or directors except (x) with respect to Sections 5.08, 6.15, 7.04 and 9.01, and (y) to the extent that such termination results from the willful breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement.

             10.04. Amendment. Subject to the next following sentence, this Agreement and the Plan of Merger may be amended by the parties hereto by action taken or authorized by their respective Boards of Directors at any time before or after approval of the matters presented in connection with the Merger by the stockholders of First Colonial, but after any such approval by the stockholders of First Colonial, no amendment shall be made which has any of the effects described in Section 251(d) of the DGCL.
   This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

             10.05. Extension; Waiver. At any time prior to the Effective Time, Firstar and Sub, on the one hand, and First Colonial, on the other hand, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered by the other pursuant hereto, and (iii) waive compliance by the other with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE XI
                               GENERAL PROVISIONS

             11.01. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Sections 2.01, 6.07, 6.08, 6.11, 6.12 and 6.13, the last sentence of
   Section 10.04 and Article XI, and the agreements delivered pursuant to
   Section 5.06 and Section 5.15.

             11.02. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with receipt confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

             (a)  if to Firstar and/or Sub, to

                  Firstar Corporation
                  Attention:  Jon H. Stowe,
                  Executive Vice President
                  777 East Wisconsin Avenue
                  Milwaukee, WI  53202
                  Telecopy:  (414) 765-4349

                  with a copy to:

                  Firstar Corporation
                  Attention:  Howard H. Hopwood III,
                  Senior Vice President & General Counsel
                  777 East Wisconsin Avenue
                  Milwaukee, WI 53202
                  Telecopy:  (414) 765-6111

             (b)  if to First Colonial to:

                  First Colonial Bankshares Corporation
                  Attention:  C. Paul Johnson,
                  Chairman and Chief Executive Officer
                  30 North Michigan Avenue, Suite 300
                  Chicago, Illinois 60602-0493
                  Telecopy:  (312) 641-0493

                  with a copy to:

                  Vedder, Price, Kaufman & Kammholz
                  Attention:  Daniel O'Rourke, Esq.
                  222 North LaSalle Street
                  Chicago, Illinois 60601-1003
                  Telecopy:  (312) 609-5005

             11.03. Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

             11.04. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

             11.05. Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement (including the documents and the instruments referred to herein, including the Plan of Merger) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the rights and obligations of Firstar and First Colonial under the confidentiality letter agreements to Firstar, dated April 20, 1994, and to First Colonial, dated July 11, 1994, which shall survive except as modified hereby, and (b) except as provided in Section 6.07, Section 6.08, Section 6.11 and Section 6.12, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. The parties hereby acknowledge that, except as otherwise hereinafter agreed to in writing, no party shall have the right to acquire or shall be deemed to have acquired shares of common stock of the other party pursuant to the Merger until consummation thereof.

             11.06. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Wisconsin, except as the IBCA and the DGCL is expressly applicable to the Merger.

             11.07. Publicity. The parties hereto agree that they will consult with each other concerning any proposed press release or public announcement pertaining to the Merger and use their best efforts to agree upon the text of such press release or public announcement prior to the publication of such press release or the making of such public announcement.

             11.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

             11.09. Knowledge of the Parties. Wherever in this Agreement any representation or warranty is made upon the knowledge of a party hereto that is not an individual, such knowledge shall include the actual knowledge, after due inquiry, of any executive officer of such party.

             IN WITNESS WHEREOF, Firstar, Sub and First Colonial have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                 FIRSTAR CORPORATION

                                 By: /s/ Jon H. Stowe

                                      Its:  Executive Vice President
   Attest:


   /s/ John A. Kielich
   Its:  First Vice President


                                 FIRSTAR CORPORATION OF ILLINOIS



                                 By: /s/ Jon H. Stowe

                                      Its:  Vice President
   Attest:


   /s/ John A. Kielich
   Its:  First Vice President


                                 FIRST COLONIAL BANKSHARES CORPORATION



                                 By: /s/ C. Paul Johnson

                                      Its:  Chairman and Chief Executive
   Officer
   Attest:


   /s/ Robert F. Sherman
   Its:  President

                                                                EXHIBIT 10.01



                                   INDEX GROUP

                                            Weighting
                    Company                   Factor

    Banc One Corporation                    12.70656%
    Norwest Corporation                     10.46989
    Key Corp.                                8.10532
    NBD Bancorp, Inc.                        5.26878
    National City Corporation                4.98062
    Comerica Incorporated                    3.93034
    First Bank System, Inc.                  3.78827
    Boatmen's Bancshares, Inc.               3.47521
    Huntington Bancshares, Inc.              3.44211
    U.S. Bancorp                             3.31781
    Marshall & Ilsley Corporation            3.16064
    First Chicago Corporation                2.87707
    South Trust Corporation                  2.65273
    State Street Boston Corp.                2.53637
    Fifth Third Bancorp                      2.05093
    First of America Bank Corp.              1.96361
    AmSouth Bancorporation                   1.95540
    Meridian Bancorp, Inc.                   1.91819
    Signet Banking Corporation               1.88712
    Northern Trust Corporation               1.79402
    Midlantic Corporation                    1.73911
    UJB Financial Corp.                      1.72744
    First Security Corporation               1.63194
    Mercantile Bancorporation, Inc.          1.43184
    Bancorp Hawaii, Inc.                     1.40692
    Regions Financial Corp.                  1.39113
    Old Kent Financial Corporation           1.34771
    Crestar Financial Corporation            1.25164
    Union Bank                               1.17684
    Integra Financial Corp.                  1.11261
    BanPonce Corporation                     1.08796
    First Tennessee National Corp.           1.05782
    BayBanks, Inc.                           0.62505
    Michigan National Corporation            0.50751
    First Empire State Corporation           0.22350